 As filed with the Securities and Exchange Commission on November   , 2000
                                                      Registration No. 333-42080

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              AMENDMENT NO. 2

                                       TO

                                   FORM SB-2

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------

                             Nations Express, Inc.
                 (Name of small business issuer in its charter)

        North Carolina                      4731                       56-2077063
 (State or other jurisdiction   (Primary Standard Industrial        (I.R.S. Employer
              of
       incorporation or          Classification Code Number)       Identification No.)
         organization)

                              1328B Crossbeam Road
                        Charlotte, North Carolina 28217
                                 (704) 423-9911
                         (Address and telephone number
        of principal executive offices and principal place of business)

                               ----------------

                                Allen D. Watson
                     President and Chief Executive Officer
                             Nations Express, Inc.
                              1328B Crossbeam Road
                        Charlotte, North Carolina 28217
                                 (704) 423-9564
           (Name, address and telephone number of agent for service)

                               ----------------

                                    Copy to:

           Brian T. Atkinson, Esq.                        William M. Prifti, Esq.
           Moore & Van Allen PLLC                             5 Market Square
      100 North Tryon Street, Suite 47                           Suite 109
    Charlotte, North Carolina 28202-4003               Amesbury, Massachusetts 01913
               (704) 331-1000                                  (978) 388-4942

   Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. The prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             SUBJECT TO COMPLETION

               PRELIMINARY PROSPECTUS DATED NOVEMBER 9, 2000

PROSPECTUS




                        [LOGO OF NATIONS EXPRESS, INC.]

                             Nations Express, Inc.

                                1,000,000 Units

                  Each Consisting of One Share of Common Stock
                and One Redeemable Common Stock Purchase Warrant

  This is an initial public offering of units of Nations Express, Inc. at an estimated price of between $9.00 and $11.00 per unit. Prior to this offering, there has been no public market for the units, the underlying common stock or the warrants.

  See "Risk Factors" beginning on page 4 to read about certain factors you should consider before buying units.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 ------------

                                                                      Per
                                                                      Unit Total
                                                                      ---- -----
Public offering price................................................
Underwriting discount................................................
Proceeds, before expenses, to Nations Express........................

  We have granted the underwriters the right to purchase up to 150,000 units to cover over-allotments.

Schneider Securities, Inc.
               Neidiger, Tucker, Bruner, Inc.
                                           Advanced Equities, Inc.

                  The date of this prospectus is       , 2000

                           [Logo of Nations Express]
                            Express Center Locations
                       [United States Map with Locations]
* Corporate Headquarters
 . Company-owned Express Center
 . Agency-owned Express Center

                               PROSPECTUS SUMMARY

   This summary does not contain all of the information that may be important to you. You should read the entire prospectus, including the financial statements and related notes, before making an investment decision.

                                Nations Express

   Nations Express is a multi-service, expedited transportation company that arranges on-time and intact delivery of time sensitive cargo.

   We arrange both expedited ground freight or expedited air freight services including:

   .Domestic Air

   .Expedited Truck

   .Trade Show Logistics

   .Truck Load Brokerage

   .International Shipping

   Since our formation in 1998, we have developed our business and operations by opening additional locations in new markets, expanding our fleet of independent truck owner-operators and by expanding our services in our existing markets. We currently operate from 16 locations.

   Approximately 117 independent truck owner-operators operate a trucking fleet under exclusive contract with us. Our exclusive independent contractor relationship with the independent truck owner-operators in our fleet has enabled us to minimize capital costs. We do not own or operate any aircraft. We utilize commercial passenger and freight air carriers to provide expedited air transport.

   Our shipments are centrally managed through our computerized management information system, Express Alert. Express Alert enables us to trace shipments and to provide historical data on each shipment. Express Alert also provides an intranet link between our Express Centers, sales agents and our corporate office and provides updated account information and sales order entry.

   Our principal executive offices are located at 1328B Crossbeam Road, Charlotte, North Carolina 28217. Our mailing address is P.O. Box 19247, Charlotte, North Carolina 28219, and our telephone number is (704) 423-9564.

                                  The Offering

Securities................  1,000,000 units, each consisting of one share of common stock and one redeemable common stock purchase warrant to purchase one share of common stock. Each warrant is exercisable to purchase one share of common stock at an exercise price equal to 140% of the initial public offering price for a period of 60 months, commencing 13 months from the completion of the offering. The warrants are subject to redemption by Nations Express beginning 13 months after completion of the offering at a price of $0.20 per warrant, provided that the average closing bid price of the common stock equals or exceeds 160% of the initial public offering price per share for 20 consecutive trading days.

Shares to be outstanding
after the offering (1)....  3,979,566 shares of common stock, including the units.

American Stock Exchange...  We have applied to list our units on the American
                            Stock Exchange under the symbol "NAX."

Use of Proceeds...........  We intend to use substantially all of the net proceeds from the offering for working capital and expenditures related to geographic expansion.

(1) The preceding table does not include the shares of common stock and warrants underlying the underwriters' over-allotment option for 150,000 units, the 200,000 shares of common stock underlying the underwriters' compensatory warrant and 820,500 shares issuable upon exercise of outstanding options to purchase common stock under our 1998 Incentive Stock Option Plan and 1999 Stock Option Plan.

                  SUMMARY FINANCIAL DATA AND OTHER INFORMATION

   The following table summarizes the financial data of our business. You should read this information with the discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and notes to those statements included elsewhere in this prospectus.

                                                                        Three Months  Three Months
                                                                            Ended         Ended
                             Period from                                September 30, September 30,
                             March 1998      Year Ended    Year Ended       1999          2000
                          to June 30, 1998* June 30, 1999 June 30, 2000  (unaudited)   (unaudited)
                          ----------------- ------------- ------------- ------------- -------------
Statements of Income
 Data:
Revenue.................      $533,522       $7,369,373    $19,353,649   $3,819,824    $5,329,660
Purchased
 transportation.........       366,493        5,028,050     13,541,537    2,729,128     3,698,504
                              --------       ----------    -----------   ----------    ----------
Gross profit............       167,029        2,341,323      5,812,112    1,090,696     1,631,156
Operating expenses......       235,882        2,150,422      5,545,180      953,585     1,594,181
                              --------       ----------    -----------   ----------    ----------
Income (loss) from
 operations.............       (68,853)         190,901        266,932      137,111        36,979
Interest expense, net...         3,608           20,928          7,878          346         7,130
Income tax expense
 (benefit)..............       (31,812)          66,289        121,213       48,031        10,983
                              --------       ----------    -----------   ----------    ----------
Net income (loss).......      $(40,649)      $  103,684    $   137,841   $   88,734    $   18,863
                              ========       ==========    ===========   ==========    ==========
Earnings (loss) per
 common share:
  Basic.................      $  (0.04)      $     0.04    $      0.04   $     0.03    $     0.01
  Diluted...............      $  (0.04)      $     0.04    $      0.03   $     0.03    $     0.01
Weighted average common
 shares outstanding,
 basic..................       931,157        2,316,618      2,796,988    2,547,729     2,979,566
Weighted average common
 shares outstanding,
 diluted................       931,157        2,316,618      3,118,527    2,578,905     3,576,971

Operating Data:
Company-owned Express
 Centers................             2                2              6            2             7
Agency-owned Express
 Centers................             1                9             11           15            10
Number of Independent
 Truck Owner-Operators..             0               32            110           49           104

--------

*  See Note 11 to the financial statements included in this prospectus.

   The following table presents a summary of our balance sheet at September 30, 2000:

  . on an actual basis;

  . on an as adjusted basis to reflect the sale of 1,000,000 units in this offering at an assumed initial public offering price of $10 per share after deducting the estimated underwriting discount and offering expenses.

                                                           September 30, 2000
                                                         ----------------------
                                                           Actual   As Adjusted
                                                         ---------- -----------
Balance Sheet Data:
Cash and cash equivalents............................... $   52,894 $ 8,302,894
Working capital.........................................  1,415,502   9,665,502
Total assets............................................  4,783,741  13,033,741
Long-term lease obligations.............................     50,738      50,738
Shareholders' equity....................................  1,801,157  10,051,157

                                  RISK FACTORS

   The purchase of the units involves a high degree of risk. Accordingly, each prospective investor, before placing an order for any units, should carefully read this prospectus in its entirety and should consider the following risks and speculative features inherent in and affecting this offering and our business, as well as general investment risks. An investment in the units should be made only by persons who can afford an investment involving such risks and is suitable only for persons able to sustain the loss of their entire investment.


   We have limited operating history, which makes it difficult to predict long-term growth and to define our business strategy.

   Nations Express was organized in March 1998. Since that time, we have experienced rapid growth at a rate that may not be sustainable. In addition, we have only limited information upon which to base our future projections and business strategy.

   We may not be able to develop our business or gain market share because some of our competitors have significantly greater financial, technical, marketing and sales resources than we do.

   Although the industry is highly fragmented with a large number of participants, we compete with a number of domestic firms with nationwide networks that have the capability to provide the same services offered by us. Because some of our competitors are larger than we are and have greater financial resources to draw upon than we do, they may be able to offer lower prices to our customers. This may force us to lower our prices in the short term in order to gain market share and compete effectively. Lowering prices could materially reduce our profitability.

   Costs associated with our growth and acquisition strategies may impair our profitability by depleting our working capital.

   The net cash proceeds of this offering may not be sufficient to fund our working capital needs or provide us with the financial resources necessary to achieve our growth and acquisition goals. Our growth and acquisition strategies are aggressive in light of our current financial resources. Full implementation of these strategies may impair our profitability and deplete our working capital.

   Our growth strategy focuses on increasing revenues through internal growth and acquisitions. Increases in revenues from internal growth have an adverse affect on our working capital in the short term. At the time a customer places an order with us to transport a shipment, we incur accounts payable to third parties such as our independent truck owner-operators and airlines or air freight companies. These accounts payable are due in approximately 15 to 30 days. Although we bill our customers shortly after the shipment is delivered, we typically do not collect our account receivable for the shipment until approximately 58 days after billing. As a result, our working capital is adversely affected for approximately 30 to 45 days. In addition, the costs associated with expanding existing Express Centers and opening new Express Centers also consume working capital.

   Although we lack experience in mergers and acquisitions, we also intend to grow through the acquisition of non-asset based freight forwarding companies. Because of our relatively small size, we may not be able to implement our acquisition strategy by issuing stock. Accordingly, we may have to use cash on hand or incur a material amount of debt to fund acquisitions. Acquiring a company with available cash or by incurring debt could adversely impact our working capital and our ability to further implement our growth strategy until the acquired company generates sufficient cash flow to meet its current obligations.

   The loss of Messrs. Watson, Dukesherer or McPherson would impair our ability to implement our growth strategy, operate the tradeshow segment of our business and manage our overall operations.

   These three key employees are responsible for our day-to-day operations. We have employment contracts with Messrs. Watson, Dukesherer and McPherson. We maintain "key-man" insurance on the life of our chief executive officer, Allen
D. Watson. Mr. Watson is in charge of sales and marketing and expanding our operations. The loss of Mr. Watson would adversely affect our national marketing strategy and impede our sales growth. Mr. Dukesherer operates the tradeshow transportation and tradeshow logistics segment of our business. The loss of Mr. Dukesherer would have a material adverse effect on our existing tradeshow transportation and tradeshow logistics business and our ability to effectively compete in that industry. Mr. McPherson manages the day-to-day operations of our facilities and relationships with our fleet of independent truck-owner operators. The loss of Mr. McPherson would have a material adverse effect on our ability to manage our daily operations, implement our growth strategy and assimilate new personnel.

   Shortages or increases in the price of cargo space available from third parties would adversely affect our profits from air freight services and our ability to deliver shipments on time.

   Our air freight services business depends on the availability of air cargo space, including space on commercial aircraft and cargo airlines. Shortages of available cargo space occur from time to time, usually around holidays and in heavy transportation lanes. In addition, available cargo space could be reduced as a result of decreases in the number of commercial airlines serving particular locations and flight delays and cancellations of flight or schedule changes. Moreover, increases in the cost of cargo space, due to shortages in supply, increases in fuel cost or other factors, would increase our costs and adversely affect our operating results.

   Personal injury and accident claims resulting from our expedited ground services could impact our profitability.

   We currently utilize the services of approximately 117 independent truck owner-operators who are under exclusive contract with us. Our fleet of trucks occasionally transport hazardous materials such as paint. In addition, we utilize the services of non-exclusive independent truck owner-operators or transportation companies from time to time and we may have to depend on the services of these third parties as our business grows. We may be held liable for their actions. We carry $10 million of liability insurance on our owner-operators and their vehicles. Claims may, however, exceed the amount of liability coverage carried at any one time. The risk that our liability coverage could be inadequate increases as our fleet of trucks and use of third parties expands and as we transport more cargo. A material increase in the frequency or severity of accidents, liability claims or unfavorable resolutions of claims could materially affect us.

   We could incur additional expenses or taxes if the independent truck owner-operators we use in connection with our expedited ground fleet are found to be "employees" rather than independent contractors.

   The Internal Revenue Service, state tax and regulatory authorities and other third parties have, from time to time, asserted that independent truck owner-operators in the transportation industry are "employees" rather than "independent contractors" for purposes of the Internal Revenue Code or other state or local tax laws or regulations. The independent truck owner-operators at issue in these disputes have, in some cases, been similar to the type we use to operate our ground fleet. Although we believe that the independent truck owner-operators we use are not "employees," the Internal Revenue Service and others could challenge this position. If such a challenge were successful, we could incur additional employee benefit-related expenses and could be liable for additional taxes, penalties and interest for prior periods and additional taxes for future periods.

   Delays in the final determination of costs of shipment and collections and our limited operating history make it difficult to accurately estimate the collectibility of our receivables.

   A final accounting of the costs associated with a shipment may not be available until well after the shipment is delivered. Our invoices to customers are distributed shortly after the shipment has been delivered. We typically do not collect our accounts receivable until approximately 58 days after billing. In addition, we are often required to rebill our customers for shipments, which furthers the delay between booking accounts receivable and actual payment. Although we believe our reserve for uncollectible accounts is adequate, these factors, when combined with our limited operating history, make it difficult to accurately estimate the collectibility of our receivables.

   If one of our agency-owned Express Centers terminated its agency agreement, we could lose business opportunities in a particular market.

   The agreements governing the relationship between us and our agency-owned Express Centers may be terminated upon 30 to 90 days notice by either party. Our presence in a particular market could be interrupted if we could not engage a suitable replacement before the existing agreement terminates. This could adversely affect our reputation for reliable service in that market and result in a loss of customers.

   Agency-owned Express Centers, independent truck owner-operators or employees could terminate their contractual relationship with us and compete with us in the market.

   Our agency-owned Express Centers, independent truck owner-operators and employees, some of whom are integral to our relationships with certain key customers or locations, may terminate their relationship with Nations Express with little or no notice and go to work for one of our competitors. These individuals have an understanding of our business operations and proprietary approaches to the marketplace. Our agency-owned Express Centers, independent truck owner-operators and employees are not generally bound by non-competition agreements and may immediately go to work for a competitor and exploit the knowledge and training they received while working for Nations Express.

   The unpredictability of our customer's shipping patterns affect's our profitability from quarter to quarter and may impede our product development, growth and acquisition strategies and our profitability from quarter to quarter.

   Many customers ship a significant portion of their goods at or near the end of a quarter and, therefore, we may not learn of a shortfall in revenues until late in a quarter. In addition, a significant portion of our revenues are derived from customers in industries whose shipping patterns are seasonal and closely tied to consumer demand and from customers in industries whose shipping patterns are dependent upon just-in-time production schedules. Therefore, the timing of our revenues are, to a large degree, unpredictable and impacted by factors out of our control.

   Our growth and acquisition strategies and profitability depend on our ability to predict customers purchasing patterns. These patterns also affect the success of new product developments. We cannot accurately forecast many of these factors or estimate accurately the relative influence of any particular factor. Our inability to accurately predict downward trends or weak operating results may impede our growth and insufficient cash flow may also affect our ability to complete acquisitions or develop new service offerings.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and elsewhere in this prospectus constitute forward-looking statements. Words such as "expects," "anticipates," "approximates," "believes," "estimates," "intends," and "hopes" and variations of these words and similar expressions are intended to identify such forward-looking statements. We based these statements on our current expectations and projections about future events. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these statements. The forward-looking statements contained in this prospectus include, among other issues, statements about the following:

  . general economic conditions in our markets, including inflation, recession, interest rates and other economic factors;

  . damage to or other disruption of our facilities and equipment; and

  . other factors that generally affect the business of transportation, including expedited air and expedited ground freight.

   We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                                USE OF PROCEEDS

   The net proceeds from the sale of the units is expected to be approximately $8,250,000, or $9,555,000 if the underwriters' over-allotment is fully exercised.

   The following table sets forth the estimated use of the net proceeds of the offering.

     Geographic expansion........................................... $1,500,000
     Development of truck and freight tracking system...............    500,000
     Improvement of accounting and information systems..............    500,000
     Development of business-to-business website....................  1,000,000
     Repayment of outstanding short-term indebtedness...............    500,000
     Working capital and acquisitions...............................  4,250,000
                                                                     ----------
         Total...................................................... $8,250,000
                                                                     ==========

   The foregoing represents management's current expectations regarding the use of proceeds. The actual amount and timing of any of these expenditures will depend on numerous factors and cannot be predicted with certainty. We have no present agreements, plans, arrangements or understandings regarding any acquisitions and management will have broad discretion to allocate the proceeds. Pending application of proceeds to any specific purpose, we intend to invest the net proceeds in short-term, highly liquid money market investments.

                                 CAPITALIZATION

   The following table sets forth the actual capitalization of Nations Express as of September 30, 2000 and the capitalization as of September 30, 2000 as adjusted to reflect the sale of all units being offered, but excluding exercise of the over-allotment option.

                                                           September 30, 2000
                                                         ----------------------
                                                           Actual   As Adjusted
                                                         ---------- -----------
Lease obligations, including current portion............ $   98,646 $    98,646
Shareholders' Equity:
  Common stock, no par value: 25,000,000 shares
   authorized; 2,979,566 shares issued and outstanding,
   actual; 3,979,566 shares issued and outstanding, as
   adjusted ............................................  1,562,877   9,722,877
  Stock warrants .......................................     50,390     140,390
  Retained earnings.....................................    187,890     187,890
                                                         ---------- -----------
  Total shareholders' equity ...........................  1,801,157  10,051,157
                                                         ---------- -----------
    Total Capitalization ............................... $1,899,803 $10,149,803
                                                         ========== ===========

   The amount of common stock and warrants in the preceding table does not give effect to an aggregate of up to 2,220,500 shares of common stock issuable upon exercise of:
  . the warrants being offered hereby;
  . the underwriters' over-allotment option, including the shares underlying the warrants included in the over-allotment option;
  . the representative's warrants; or
  . the issuance of any of the 820,500 shares issuable upon exercise of options to purchase common stock under our 1998 Incentive Stock Option
    Plan and 1999 Stock Option Plan.

                                    DILUTION

   The net tangible book value of our common stock as of September 30, 2000 was approximately $1,801,157, or $.60 per share. Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the 2,979,566 shares of common stock outstanding as of September 30, 2000.

   Net tangible book value dilution per share represents the difference between the amount per share paid by new investors who purchase units in this offering and the pro forma net tangible book value per share of common stock immediately after completion of this offering. After giving effect to the sale of 1,000,000 units in this offering at an initial public offering price of $10.00 per unit, after deduction of estimated underwriting discounts and commissions and offering expenses, the pro forma net tangible book value of Nations Express at September 30, 2000 would have been approximately $10 million or $2.55 per share.

   This represents an immediate increase in net tangible book value of $1.95 per share to existing shareholders, and an immediate dilution in net tangible book value of $7.45 per share to new investors in the offering, as illustrated in the following table:

   Total assumed initial public offering price per unit..........        $10.00
     Net tangible book value per share at September 30, 2000.....  $0.60
     Increase per share attributable to new investors............   1.95
   Pro forma net tangible book value per share after the offering
    .............................................................          2.55
                                                                         ------
   Net tangible book value dilution per share to new investors ..        $ 7.45
                                                                         ======

   The pro forma net tangible book value per share does not give effect to an aggregate of up to 2,220,500 shares of common stock issuable upon exercise of:
     .  the warrants being offered in this prospectus;
     . the underwriters' over-allotment option, including the shares underlying the warrants included in the over-allotment option;
     .  the representative's warrants; or
     . the 820,500 shares issuable upon the exercise of outstanding options to purchase our common stock.

   The following table summarizes as of September 30, 2000, on a pro forma basis to reflect the same adjustments described above, the number of shares of common stock purchased from Nations Express, the total consideration paid and the average price per share paid by the existing holders of common stock and the new investors in the offering, assuming the sale of 1,000,000 units hereby at an initial public offering price of $10 per unit. The calculations are based upon total consideration given by new and existing shareholders, before any deduction of estimated underwriting discounts and commissions and offering expenses.

                                     Shares
                                   Outstanding    Total Consideration  Average
                                ----------------- -------------------   Price
                                 Number   Percent   Amount    Percent  Per Share
                                --------- ------- ----------- ------- ----------
Existing shareholders.......... 2,979,566   74.9% $ 1,421,226   12.4%   $  .48
New Investors.................. 1,000,000   25.1% $10,000,000   87.6%   $10.00
                                ---------  -----  -----------  -----
  Total........................ 3,979,566  100.0% $11,421,226  100.0%
                                =========  =====  ===========  =====

   These amounts do not give effect to the expenses of the offering, including the underwriters discounts and commissions. These amounts also do not give effect to an aggregate of 2,220,500 shares of common stock issuable upon exercise of:
     .  the warrants being offered in this prospectus;
     . the underwriters over-allotment option, including the shares underlying the warrants included in the over-allotment option;
     .  the representative's warrants; or
     . the 820,500 shares issuable upon the exercise of outstanding options to purchase our common stock.

                 SELECTED FINANCIAL DATA AND OTHER INFORMATION

   The following table presents our selected financial data. The information set forth below should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical financial statements and notes to those statements included in the prospectus. Our historical financial data set forth below for the period from March 1998 to June 30, 1998 have been audited by Arthur Andersen LLP, independent public accountants. Our historical financial data set forth below for the years ended June 30, 1999 and June 30, 2000 are derived from our audited financial statements included elsewhere in this prospectus which have been audited by Arthur Andersen LLP, whose report is also included in this prospectus.

   The statements of income data for the three months ended September 30, 1999 and September 30, 2000 and the balance sheet data as of September 30, 1999 and September 30, 2000 are derived from unaudited financial statements included in this prospectus and, in the opinion of management, include all normal and recurring adjustments that are necessary for a fair presentation of our financial position and results of operations for these periods.

   The historical information may not be indicative of our future performance.

                          Period from
                          March 1998                              Three Months Ended Three Months Ended
                          to June 30,  Year Ended    Year Ended   September 30, 1999 September 30, 2000
                             1998*    June 30, 1999 June 30, 2000    (unaudited)        (unaudited)
                          ----------- ------------- ------------- ------------------ ------------------
Statements of Income
 Data:
Revenue.................   $533,522    $7,369,373    $19,353,648      $3,819,824         $5,329,660
Purchased
 transportation.........    366,493     5,028,050     13,541,537       2,729,128          3,698,504
                           --------    ----------    -----------      ----------         ----------
Gross profit............    167,029     2,341,323      5,812,112       1,090,696          1,631,156
Operating expenses......    235,882     2,150,422      5,545,180         953,585          1,594,181
                           --------    ----------    -----------      ----------         ----------
Income (loss) from
 operations.............    (68,853)      190,901        266,932         137,111             36,979
Interest expense, net...      3,608        20,928          7,878             346              7,130
Income tax expense
 (benefit)..............    (31,812)       66,289        121,213          48,031             10,983
                           --------    ----------    -----------      ----------         ----------
Net income (loss).......   $(40,649)   $  103,684    $   137,841      $   88,734         $   18,863
                           ========    ==========    ===========      ==========         ==========
Earnings (loss) per
 common share:
  Basic.................   $  (0.04)   $     0.04    $      0.04      $     0.03         $     0.01
  Diluted...............   $  (0.04)   $     0.04    $      0.03      $     0.03         $     0.01
Weighted average common
 shares outstanding,
 basic..................    931,157     2,316,618      2,735,635       2,547,729          2,979,566
Weighted average common
 shares outstanding,
 diluted................    931,157     2,316,618      3,094,649       2,578,905          3,576,971


--------

*  See Note 11 to the financial statements included in this prospectus.

Operating Data:
Company-owned Express
 Centers................          2             2              6               2                  7
Agency-owned Express
 Centers................          1             9             11              15                 10
Number of Independent
 Truck Owner-Operators..          0            32            110              49                104

                         June 30, 1998 June 30, 1999 June 30, 2000  September 30, 1999 September 30, 2000
                         ------------- ------------- -------------- ------------------ ------------------
Balance Sheet Data:
Cash and cash
 equivalents............   $ 95,471     $  284,800     $   50,228       $  335,400         $   52,894
Working capital.........    164,261        523,636      1,395,585        1,430,808          1,415,502
Total assets............    564,544      2,198,886      4,118,318        3,043,732          4,783,741
Long-term lease
 obligations............     27,603         45,955         62,325           89,242             50,738
Shareholders' equity....    200,464        761,931      1,782,294        1,690,543          1,801,157

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   Management's discussion and analysis of financial conditions and results of operations are presented to assist in understanding the financial condition and results of operations of Nations Express, Inc. for the three month periods ended September 30, 2000 and September 30, 1999 and for the fiscal years ended June 30, 2000 and June 30, 1999. This discussion and the related financial data should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus.

Overview

   Historically, we have increased revenues by adding Express Centers in new markets, expanding our services and increasing sales staff. We plan to continue to expand our internal sales growth by expanding our existing Express Centers, developing company-owned Express Centers in primary markets and agency-owned Express Centers in secondary markets. Opening new company-owned Express Centers negatively impacts our earnings until revenues for the new Express Center exceed operating costs. Start-up costs for new Express Centers do not require significant capital expenditures. Operating expenses are generally controlled by limiting payroll expenses for new employees through sales commissions plans and bonuses based on profitability of the new Express Center. New company-owned Express Centers generally do not require commitments of more than three years for office and warehouse space. We plan to open Express Centers in eight new markets by the end of fiscal year 2001.

   We operate from two types of locations:

    .  company-owned Express Centers, and

    .  agency-owned Express Centers.

   Company-owned Express Centers are typically located in primary markets. A "primary market" is a highly industrialized metropolitan area with an international airport like Atlanta, Georgia, Charlotte, North Carolina or Chicago, Illinois. Agency-owned Express Centers typically are located in secondary markets and are owned by independent third parties who are under exclusive contract with us. "Secondary markets" include other significant transportation hubs in less industrialized areas such as Columbia, South Carolina, Denver, Colorado and Phoenix, Arizona. We refer to company-owned Express Centers and agency-owned Express Centers simply as Express Centers. In addition, we have independent sales agents that are typically located in secondary markets such as Nashville, Tennessee.

   We intend to expand existing Express Centers and open new Express Centers. During the twelve months ended June 30, 1999, we added eight new agency-owned Express Centers. During the twelve months ended June 30, 2000, we added two new agency-owned Express Centers.

   Although we did not add any company-owned Express Centers during the twelve months ended June 30, 1999, we added four new company-owned Express Centers during the twelve months ended June 30, 2000. We intend to open eight new Express Centers in fiscal year 2001.

Results of Operations

   Three Months Ended September 30, 2000 versus Three Months Ended September 30, 1999.

   During the three months ended September 30, 2000, our revenues increased to $5,239,660 from $3,819,824 for the three months ended September 30, 1999. Operating income decreased to $36,976 for the three months ended September 30, 2000 as compared to operating income of $137,111 for the three months ended September 30, 1999. During the three months ended September 30, 2000 revenues grew at a rate of 40% over the same period in the prior year. The increase in revenue was primarily the result of sales growth from our existing Express Centers and the addition of two company-owned Express Centers in two new primary markets and two agency-owned Express Centers in two new secondary markets.

   Gross profit for the three months ended September 30, 2000 was $1,631,156 as compared to $1,090,696 for the three months ended September 30, 1999. Gross profit as a percentage of sales increased from 28.6% for the three months ended September 30, 1999 to 30.6% for the three months ended September 30, 2000. The increase in gross profit as a percentage of sales increased during the three months ended September 30, 2000 as compared to the three months ended September 30, 1999 was due to increased sales volumes of higher margin freight services.

   Operating expenses for the three months ended September 30, 2000 were $1,594,181 as compared to $953,931 for the same period ended September 30, 1999. As a percentage of revenues, operating expenses increased from 25.0% for the three months ended September 30, 1999 to 30.1% for the three months ended September 30, 2000. Operating expense increases resulted from increases in direct sales and marketing personnel, service operations personnel and administrative and accounting personnel and related expenses in support of our geographic expansion.

   Federal and state income tax expense decreased from $72,440 for the three months ended September 30, 1999 to $10,983 for the three months ended September 30, 2000. Income tax expense as a percentage of revenues decreased from 53% for the three months ended September 30, 1999 to 36.8% for the three months ended September 30, 2000.

   Net income decreased from $64,324 for the three months ended September 30, 1999 to $18,863 for the three months ended September 30, 2000. Net income as a percentage of revenues decreased from 1.7% for the three months ended September 30, 1999 to .04% for the three months ended September 30, 2000. The reduction in net income as a percentage of revenues is primarily the result of increases in direct operating expenses.

   Twelve Months Ended June 30, 2000 versus Twelve Months Ended June 30, 1999.

   During the twelve months ended June 30, 2000, our revenues increased to $19,353,649 from $7,369,373 for the twelve months ended June 30, 1999. Operating income increased to $266,932 for the twelve months ended June 30, 2000 as compared to operating income of $190,901 for the twelve months ended June 30, 1999. During the twelve months ending June 30, 2000, revenues grew at a rate of 163% over the same period in the prior year. Revenue increases during the period were primarily the result of sales growth within our existing markets, the addition of four new company-owned Express Centers, the addition of two new agency-owned Express Centers and the expansion of our services offerings to include truck load brokerage freight using existing common carriers.

   Gross profit for the twelve months ended June 30, 2000 was $5,812,112 compared to $2,341,323 for the twelve months ended June 30, 1999. Gross profit as a percentage of sales decreased from 31.8% for the twelve months ended June 30, 1999 to 30.0% for the twelve months ended June 30, 2000. Gross profit as a percentage of sales declined in the twelve months ended June 30, 2000 due to expansion costs and increased competition as we expanded our sales presence beyond our primary markets in North Carolina and Los Angeles and from increased sales volumes of lower margin freight services such as our truck load brokerage services.

   Operating expenses for the twelve months ended June 30, 2000 were $5,545,180 compared to $2,150,422 for the same period ended June 30, 1999. As a percentage of revenues, operating expenses decreased from 29.2% for the twelve months ended June 30, 1999 to 28.7% for the twelve months ended June 30, 2000. Operating expense increases reflect increases in direct sales and marketing personnel, service operations personnel, and administrative and accounting personnel and related expenses in support of our revenue growth.

   Federal and state income tax expense increased from $66,289 for the twelve months ended June 30, 1999 to $121,213 for the twelve months ended June 30, 2000. Income tax as a percentage of pre-tax income was 39.0% for the period ended June 30, 1999 and 46.8% for the period ended June 30, 2000. Increases in the effective tax rates for the period ended June 30, 2000 over the same period one-year ago, results primarily from the expected tax impact of non-employee stock option expenses.

   Net income increased from $103,684 for the twelve months ended June 30, 1999 to $137,841 for the twelve months ended June 30, 2000. Net income as a percentage of sales decreased from 1.4% for the twelve months ended June 30, 1999 to .07% for the twelve months ended June 30, 2000. Decreases in net income for the twelve months ended June 30, 2000 reflect lower gross profit margins and a higher effective tax rate.

Liquidity and Capital Resources

   Our primary need for capital resources is to fund working capital requirements. We have historically relied upon cash flow from sales of equity securities, borrowings from shareholders and borrowings under our credit facility to meet our capital needs. We believe the net proceeds of this offering will be sufficient to meet our capital needs over the short term. We have a revolving line of credit of $1.5 million with a commercial bank that is secured by our accounts receivable and requires us to maintain certain financial ratios. This credit facility was obtained in November 1999, and expires on November 30, 2000. Borrowings under this credit facility bear interest at the bank's prime rate. As of September 30, 2000, the available borrowing under this line of credit was $1,078,000. We expect to renew our line of credit in November 2000.

   Beginning in November 1998, various shareholders loaned us an aggregate amount of $250,000. We issued 100,000 shares of common stock in lieu of interest on those notes. In July 1999, $175,000 of these notes was repaid and $75,000 was converted into 33,333 shares of common stock.

   On March 15, 1999, we offered an aggregate of 170,000 units at a price of $4.50 per unit in a private placement. Each unit consisted of one share of no par common stock priced at $2.00 per share and one share of Series A convertible preferred stock priced at $2.50 per share. In May 1999, we sold 95,556 units. We received $392,238 in proceeds net of cash commissions paid to the securities brokerage firm that acted as placement agent in the offering.

   In July 1999, we sold 159,227 units consisting of one share of no par common stock priced at $2 per share and one share of Series A convertible preferred stock priced at $2.50 per share. We received $621,233 in proceeds, net of cash commissions paid the securities brokerage firm that acted as placement agent in the offering.

   On September 30, 2000, we had working capital of $1,021,784 compared to $1,406,397 on September 30, 1999. At September 30, 2000, $1,078,000 was
available under the Company's revolving loan agreement.

   We paid cash dividends to our preferred shareholders of $31,849 during the twelve month period ended June 30, 2000. All outstanding shares of preferred stock were converted to common stock on January 15, 2000. There are no shares of preferred stock currently outstanding. We have no plans to issue any shares of preferred stock or to pay any dividends on our common stock in the foreseeable future.

 Three Months Ended September 30, 2000

   Net cash used in operating activities totaled $199,365 for the three months ended September 30, 2000. The principal components of cash used in operating activities were net income of $18,863, an increase in accounts receivable of $357,394, an increase in accounts payable of $121,662, an increase in accrued liabilities of $263,116 and an increase in other assets and liabilities of $321,611. Cash used by operations reflects activities required to support our revenue growth, including increases in personnel in our sales, support operations, and accounting and administrative departments.

   Cash used for investing activities for the three months ended September 30, 2000 totaled $27,486, and was used to purchase capital assets necessary to fund our revenue growth. Cash provided by financing activities of $229,517 resulted from proceeds of $240,000 from borrowings under our revolving line of credit, partially offset by repayments of capital lease obligations of $10,483.

 Three Months Ended September 30, 1999

   Net cash used in operating activities totaled $518,760 for the three months ended September 30, 1999. The principal components of cash used in operating activities were net income of $88,734, an increase in accounts receivable of $718,641, an increase in accounts payable of $85,052, an increase in accrued liabilities of $19,435 and an increase in other assets and liabilities of $15,067. Cash used by operations reflects activities required to support our revenue growth, including increases in personnel in our sales, support operations, and accounting and administrative departments.

   Cash used for investing activities for the three months ended September 30, 1999 totaled $15,174, and was used primarily for the Company's continued investment in information systems. Cash provided by financing activities of $584,534 resulted from proceeds of $767,378 from the sale of stock and stock warrants, partially offset by repayments of shareholder loans of $175,000 and capital lease obligations of $7,844.

 Twelve Months Ended June 30, 2000

   Net cash used in operating activities totaled $785,039 for the twelve months ended June 30, 2000. The principal components of cash used in operating activities were net income of $137,841, an increase in accounts receivable of $1,890,978, an increase in accounts payable of $452,149, an increase in accrued liabilities of $429,719 and an increase in other assets and liabilities of $170,985. Cash used by operations primarily reflects increases in accounts receivable which has resulted from increasing revenues.

   Cash used for investing activities for the twelve months ended June 30, 2000 totaled $154,128, and primarily reflects the purchase of several delivery trucks and continued investment in the Company's information systems. Cash provided by financing activities of $704,595 resulted from proceeds of $767,378 from the sale of stock and stock warrants and $182,000 from additional borrowing under the Company's revolving line of credit, partially offset by preferred dividends of $31,849, repayments of shareholder loans of $175,000 and capital lease obligations of $37,934.

 Twelve Months Ended June 30, 1999

   Net cash used in operating activities totaled $255,287 for the twelve months ended June 30, 1999. The principal components of cash used in operating activities were net income of $103,684, an increase in accounts receivable of $1,310,357, an increase in accounts payable of $582,566, an increase in accrued liabilities of $137,027 and an increase in accrued income taxes of $58,205. Cash used by operations primarily reflects increases in accounts receivable which has resulted from increasing revenues.

   Cash used for investing activities for the twelve months ended June 30, 2000 totaled $176,773, and primarily reflects continued investment in the Company's information systems. Cash provided by financing activities of $621,389 resulted from proceeds of $392,238 from the sale of stock and stock warrants and $250,000 from shareholder loans, partially offset by repayments capital lease obligations of $20,849.

                                    BUSINESS

   Nations Express is a multi-service, expedited transportation company that arranges on-time and intact delivery of customers' goods. We arrange coast-to-coast expedited air and ground freight forwarding to a wide range of industries including customers in the printing, automotive, chemical and pharmaceutical industries.

   While many of our competitors arrange either expedited ground or expedited air freight, we arrange both expedited ground and expedited air freight, as well as trade show logistics, charter aircraft services, truck load brokerage and deferred ground freight. During the last year, approximately 60% of our shipments were delivered by ground transportation and approximately 40% were delivered through the air. The services we provide include:

   .Domestic Air:              Air transportation of freight utilizing
                               commercial and cargo airlines within the United
                               States and Canada.

   .Expedited Truck:           Movement of expedited freight using owner
                               operators who are under exclusive contract with us or independent trucking firms.

   .Trade Show Logistics:      Management and transportation of trade show
                               exhibit materials.

   .Truck Load Brokerage:      Movement of non-expedited freight via
                               independent trucking firms and owner-operators.

   .International Shipping:    Air and ocean transport of freight utilizing
                               commercial and cargo lines outside of the United States.

   Although we are capable of handling packages and shipments of any size, we focus primarily on large shipments of equipment or materials weighing over 100 pounds per shipment. As a result of the size of our average shipment, we do not generally compete with overnight courier or expedited small package companies such as Federal Express Corporation, United Parcel Service of America, Inc. or the U.S. Postal Service.

   As of October 27, 2000, we had approximately 117 independent truck owner-operators operating a trucking fleet under exclusive contract with us. We anticipate this number will increase to approximately 160 by the end of 2001. Our exclusive independent contractor relationship with the truck owner-operators in our fleet has enabled us to minimize our capital costs. Each independent truck owner-operator is responsible for maintaining their truck and paying their operating expenses. Independent truck owner-operators are generally compensated based on the mileage traveled to deliver a given shipment.

   We do not own or operate any aircraft. We utilize commercial passenger and freight air carriers to provide expedited air transport. In situations where air transport is the chosen mode of transportation, we pick-up a shipment at the customer's location and deliver it directly to the commercial carrier. The commercial carrier flies it to the selected destination airport. We then pick-up the shipment and deliver it to the recipient's location. In the event of a rerouting or cancellation of the commercial flight, we may choose an alternate airline or air freight carrier or, in some markets, deploy an independent truck owner-operator in our expedited ground fleet to the actual flight destination or engage an independent trucking firm to pick-up and deliver the shipment to the recipient's location.

   Our shipments are centrally managed from our headquarters in Charlotte, North Carolina through our computerized management information system, Express Alert. Express Alert is designed to maximize the efficiency of our services both in terms of timing and load factor. Express Alert enables us to trace and provide historical data on each shipment. Express Alert also provides an intranet link between our Express Centers, sales agents and our corporate office and provides updated account information and sales order entry.

   Our business strategy focuses on establishing new company-owned Express Centers in primary markets and agency-owned Express Centers in secondary markets and expanding our expedited ground fleet. We also intend to:

  . continue to develop our core freight forwarding business through our broad menu of value added services;

  . expand our Canadian freight forwarding business;

  . acquire non-asset based freight forwarding companies;

  . leverage our computer based technology to increase sales and expand operations;

  . continue to develop our truck load brokerage business;

  . expand our trade show logistics shipment business;

  . continue to engage new independent sales agents; and

  . expand our operations to include international air and ocean shipments.

Industry Overview

   Large multinational companies, as well as businesses of all sizes, increasingly are examining their supply chain, to achieve competitive advantages and cost savings. As a result, the most successful transportation providers will be those carriers that can provide value-added services, speed and reliability of delivery of both goods and information, global capabilities and competitive pricing.

   The current global airfreight and expedited market is about $82 billion worldwide according to the Colography Group as reported in Transportation Topics on January 17, 2000. Airfreight growth is expected to be driven by several factors, including:

  . the expansion of global commerce because of the reduction of regulatory barriers and the world-wide sourcing of raw materials and product distribution;
  . ""just-in-time" inventory trends aimed at reducing inventory turnover time and warehousing facilities; and
  . fast growth of high-value, short shelf- life technology and electronic products.

   We believe the future success of freight forwarding businesses will depend on the ability to integrate technological applications with customers to provide complete global solutions. We also believe the industry will continue to evolve from a price-based to a service-based industry.

   Freight forwarding is traditionally a non-asset based business. Providers typically do not own aircraft or ocean vessels, although some may maintain small truck fleets. International air freight forwarders generally focus on the heavyweight freight market that involve shipments greater than 100 pounds, and generally do not directly compete with the integrated carriers of small parcels such as UPS and Fed Ex.

   In most cases, a freight forwarder acts as an indirect carrier for its customers. The forwarder procures shipments from its customers, consolidates them into a single lot based on common destination and tenders them to the airline, air charter, ocean carrier or common carrier for transportation to a distribution point. Consolidation of shipments is commonly carried out on a door-to-door or airport-airport basis. When providing door-to-door services, the forwarder usually arranges for local and long-haul surface transportation in addition to air freight.

   Freight forwarders usually offer customers fee-based services related to the movement of goods such as preparing all shipment-related documentation, waybills, commercial invoices and packing lists.

Business Strategy

   Nations Express was organized in March 1998 and maintains its administrative headquarters in Charlotte, North Carolina. We also operate 7 company-owned Express Centers, and 9 agency-owned Express Centers. We intend to expand our business principally through the establishment of Express Centers in strategic locations throughout the United States, Canada and Europe and the use of independent sales and marketing agents in strategic locations throughout the world. Agency-owned Express Centers are owned and operated by independent business owners who enter into an agency agreement with Nations Express. We plan to operate company-owned Express Centers in approximately twenty-five primary markets and to use agency-owned Express Centers in secondary markets.

   Express Centers are responsible for providing a number of services. Their primary function is to provide sales and customer service in a specified market or airport city. Express Centers utilize our billing and accounting software, which allows each Express Center to transmit customer billing and account information to our administrative offices for billing to the customer. Customer invoicing and account collection for all Express Centers and all sales and marketing agents is handled through our headquarters in Charlotte, North Carolina. Through this centralized system, we calculate and pay all commissions owed to agency-owned Express Centers, sales employees and independent sales and marketing agents. Agency-owned Express Centers are paid a commission on the gross profit of sales generated by the agency-owned Express Center. Independent sales and marketing agents are paid a commission based on the gross profit of their sales.

   We enter into commissioned sales contractor agreements with independent sales and marketing agents at certain locations. Sales and marketing agents, working either from their home office or from a business office, register a customer's shipments either through our Express Centers in Charlotte, North Carolina or Los Angeles, California, or through a designated Express Center. Generally, each Express Center manages its sales, marketing and operational functions within a particular region in conjunction with our national marketing activities and centralized accounting functions.


   Through the establishment of agency-owned Express Centers in secondary markets and the use of independent sales and marketing agents, we can expand our business without the costs typically associated with the ownership and maintenance of company-owned Express Centers.

Our Services and Strategy

   Our business strategy focuses on establishing company-owned Express Centers in primary markets, expanding our agency-owned Express Centers in secondary markets and expanding our existing ground fleet of independent truck owner-operators. In addition, we intend to focus on the following key services.

 Core freight forwarding services

   In order to continue our rapid development of our core business of freight forwarding services, we plan to consistently provide cost-effective and reliable freight forwarding services. Our competitors tend to be single service providers offering either expedited ground or expedited air freight forwarding services. Nations Express, on the other hand, is a multi-service provider offering expedited air and expedited ground services. Our combination of services enables us to provide on-time services throughout the United States.

   We have a diverse customer base. Our customers' industries include automotive, computer and electronic equipment, pharmaceuticals, heavy industrial and construction equipment, motion picture, printed materials, aerospace products, textiles and apparel. In addition to these industries, we provide transportation services to trucking lines, steamship lines, brokerage firms and logistics companies. As a result of our diversity of customer base and services, no single customer contributes more than 5% to our revenues.

   Market trends demonstrate that many expedited freight customers are demanding more than basic transportation services. To accommodate these customers, we offer a variety of services including:

  . 24 hour, seven days per week customer service;

  . Customs and international documentation;

  . Shipment monitoring services;

  . Proof of delivery documentation for every shipment; and

  . Door-to-door services.

 Domestic expedited air and expedited ground freight business

   We have focused our development on expedited air and expedited ground freight services. The mode of transportation depends on the contents of the shipment, the basis of the route, departure time, available cargo capacity and cost. In many situations, ground freight expediting offers the most cost-effective and reliable method for transporting large, heavy shipments in a short period of time. Through our fleet of independent truck owner-operators, we are able to provide direct door-to-door expedited service throughout the United States and most of Canada.

   Situations arise when expedited air freight will be the most cost-effective, if not the only, way to provide on-time service. We do not own, and do not intend to acquire, any aircraft. To provide air freight services, we engage commercial passenger and freight air carriers. We also utilize a base of over 250 delivery services throughout the United States and most of Canada in order to handle door-to-door services.

   Due to the volume of shipments we arrange, we can negotiate competitive pricing for air shipments. While our airfreight purchasing power is based on volume, we do not have a contractual obligation to meet minimum volume requirements. Generally, our prices are lower than the price our customers could negotiate with commercial passenger and freight air carriers. The volume of shipments we handle also enables us to occasionally obtain additional discounts from commercial air and air cargo carriers if, for example, we have already reserved capacity on a particular flight we can negotiate an even further discount by reserving additional capacity on that flight. As we continue to grow, we may obtain additional volume discounts with commercial air lines and air cargo carriers as a result of increased purchased capacity.

 Logistics

   Our industry expertise enables us to maximize the efficiency and performance of our freight forwarding and other expedited transportation services for our customers, such as providing transportation advisory services or staffing or managing a customer's shipping department.

 Canadian freight forwarding services

   We plan to continue to expand our presence in Canada. In order to capitalize on the opportunities in Canada, we intend to establish agency-owned Express Centers in key Canadian markets. We currently participate in the Canadian customs pre-arrival review system, which allows our independent truck owner-operator fleet to cross the U.S.-Canadian border with minimal delay from customs officials. Avoiding potential delays when crossing the border will facilitate our expedited service approach.

 Strategic acquisitions

   We may expedite our expansion through strategic acquisitions. We recognize that, in some circumstances, the most-efficient way to expand our operations will be by acquiring an existing company. Prospects would include existing freight forwarders in certain key markets or companies whose services compliment our own. We believe expansion through acquisition may enable us to increase our market share more rapidly and allow us to take advantage of opportunities arising from economies of scale earlier than if we relied exclusively on internal expansion.

   Due to our relatively small size when compared to our competitors, we may not be able to implement our acquisition strategy without issuing equity securities. Issuances of equity securities in merger or acquisition transactions may significantly dilute the value of the securities sold in this offering. We may also be required to incur a material amount of debt, which could have a material adverse affect on our profitability and working capital.

 Computer based technology

   An important component of our business strategy is the development of advanced information systems. We have invested substantial management and financial resources in the development of a sophisticated proprietary information system to provide accurate and timely information to management and our customers. The ability to provide accurate, up to date information on the status of shipments is, and will continue to be, essential to our continued growth.

   Our integrated information system, known as Express Alert, includes shipment tracing information, management information and interfaces with our accounting software to provide integrated data links to the accounting modules. Express Alert was specifically designed for the freight forwarding industry by career professionals with extensive experience in the freight expediting industry. Express Alert is operated from our headquarters in Charlotte, North Carolina, and is accessible from personal computers via an intranet connection at our various Express Centers. Access from Express Centers is tightly controlled and is protected by firewall technology.

   Express Alert provides a comprehensive source of information for managing our tracing services, our expedited freight orders from quote to point of delivery completion and customer invoicing. Express Alert also provides sales information on a customer's shipment activity. Express Alert is instrumental to the productivity of our personnel and the quality of our operations and services. System efficiencies have resulted in expedited data entry, processing, retrieval and dissemination of information, both to our management and customers.

   We intend to use a portion of the proceeds of this offering to allow our customers to have remote access to Express Alert. Remote access would allow our customers to order our services via the internet, and track the status of a shipment.

   We are currently developing our business-to-business website strategy and interviewing vendors to implement this strategy. We will finalize a timetable for implementation once we select a vendor.

 Truckload brokerage business

   Our truckload brokerage services locate and secure capacity when non-expedited ground transportation is the most cost-effective means of meeting a customer's delivery requirements. Our brokerage operations enable us to serve a large number of customers simultaneously through third-party common carriers. Third-party common carriers can be engaged on an "as needed" basis.

 Trade show business

   One of our business segments involves the exhibit handling and transport of equipment and materials used in trade shows. Expedited freight is often the only alternative available to trade shows where a brief time period transpires between trade show events. Our trade show services include scheduling trade show events, facilities and consolidating shipments to and from trade show events. We anticipate that this segment of our operations will continue to grow.

Marketing

   Our principal customers are manufacturers and distributors of products that typically demand expedited transportation services such as computer and electronic equipment, pharmaceuticals, heavy industrial and construction equipment, motion pictures, printed materials, automobile parts, aerospace products, textiles and apparel.

   We market our services through a national sales organization consisting of 7 company-owned Express Centers, 9 agency-owned Express Centers and 44 independent sales and marketing agents. We expect to continue our national expansion by increasing the number of Express Centers, recruiting additional independent sales and marketing agents and expanding our fleet of independent truck owner-operators. Our marketing efforts are directed primarily to distribution, procurement and marketing managers of potential customers with substantial requirements for national and international transportation of cargo.

   Through our expansion, we will be able to transport a greater number of shipments and we believe that the increase in volume will allow us to obtain lower rates from air and ground service providers. By consolidating freight shipments, we expect to reduce our costs of transportation.

Competition

   We have encountered strong competition from other companies in the expedited freight industry. Competitive factors include reliability of service, price and available cargo space capacity. We believe we can continue to effectively compete based on these factors. Our network of exclusive independent truck owner-operators and non-exclusive truck owner-operators enable us to provide reliable on-time deliveries. We believe we offer a unique blend of services including expedited ground and expedited air freight services, tradeshow logistics and truck load brokerage. Our primary competitors are Eagle USA Airfreight, Inc., BAX Global, Inc. and subsidiaries of Emery and Federal Express Corporation. We also compete with regional and local freight forwarders.

Government Regulation

   Our operations are subject to various federal, state, local and foreign regulations that require us to maintain permits and licenses. Our failure to comply with applicable regulations and maintain necessary permits and licenses could result in a revocation of our operating authority or substantial fines. We believe we are currently in compliance with all applicable regulations and that all our required licenses and authorities are current.

   We are also subject to federal, state and local laws regulating the discharge of materials into the environment. Similar laws apply in many of the foreign jurisdictions in which we operate. Although our operations have not been significantly affected by compliance issues in the past, we cannot predict the impact environmental regulations may have in the future. We do not currently anticipate making any material capital expenditures for environmental control purposes in the foreseeable future.

Employees

   As of October 27, 2000, we had 66 employees, 64 of whom were employed on a full-time basis. We have 13 sales employees, and 44 independent sales agents. None of our employees are parties to any collective bargaining agreement, and we consider our relationship with our employees to be good.

Contractual relationships with agency-owned Express Centers, sales and marketing agents and independent truck owner-operators

   We have an exclusive relationship with our agency-owned Express Centers. Under our agency agreement, an agency-owned Express Center may not represent other freight forwarders or other transportation companies. In exchange, we grant each agency-owned Express Center an exclusive right to operate in a particular market as long as the agency meets certain sales and profit projections. Agency-owned Express Centers are compensated on a commission basis and are independent contractors. They are responsible for all matters relating to their employees and may not solicit credit on behalf of Nations Express. We agree to indemnify our agency-owned Express Centers for causes of action arising from acts or omissions of Nations Express. Similarly, agency-owned Express Centers are required to indemnify us for causes of action arising from their acts or omissions. The agency agreement is terminable by either party upon 30 to 90 days written notice; however, we may terminate the agreement upon 24 hours notice if the agency breaches its agency agreement. The agency agreement also requires agencies to maintain the confidentiality of proprietary information both during the term of the agency agreement and after the agency agreement is terminated.

   We have separate agreements with each of our independent sales and marketing agents. Our commissioned sales contractor agreement requires each independent sales and marketing agent to use its best efforts to sell our services. A sales agent's relationship with us is not exclusive. Independent sales and marketing agents are compensated on a commission basis and are independent contractors. Independent sales and marketing agents may not pledge or extend credit in the name of Nations Express. Our commission sales contractor agreement is terminable by either party upon 30 to 90 days written notice; however, we may terminate the agreement upon 24 hours notice if the sales agent breaches the agreement. Our agreement also requires independent sales and marketing agents to maintain the confidentiality of proprietary information both during the term of the agreement and after the agreement is terminated.

   We have a written agreement with each of our independent truck owner-operators. Our truck owner-operators are independent contractors. They have the exclusive right to accept or reject any shipment. Their compensation is generally based on the mileage traveled to deliver a shipment. We may recover a portion of any losses caused by delays in shipments from the compensation payable to the independent truck owner-operator. Each truck bears the Nations Express name and logo while the independent truck owner-operator is transporting cargo on our behalf. Independent truck owner-operators pay all operation costs including fuel, maintenance and permitting costs, and fines or penalties resulting from acts or omissions by the independent truck owner-operator. We pay a portion of the insurance premiums incurred by the independent truck owner-operator. Independent truck owner-operators may purchase certain types of insurance through us. Our independent truck owner-operators agree to indemnify us for losses that arise from their actions. They are also required to provide us with maintenance and other records so we can confirm compliance with governmental regulations. Our agreement is terminable upon 24 hours written notice and terminates immediately upon a breach by either party.

Legal Proceedings

   From time to time, we may become involved in legal proceedings occurring in the ordinary course of business. Subject to the uncertainties inherent in any litigation, we believe that there are currently no pending or threatened proceedings that are reasonably likely to result in a material adverse change in our financial condition or operations.

Properties

   Our executive offices are located at 1328B Crossbeam Road, Charlotte, North Carolina 28217. We do not own any real property. The following is a list of our facilities as of October 27, 2000.

                              Company-Lease
            Location            or Agency
            --------          -------------
            Atlanta, GA       Company Lease
            Charlotte, NC     Company Lease
            Chicago, IL       Company Lease
            Cleveland, OH     Company Lease
            Columbia, SC      Agency
            Dayton, OH        Agency
            Denver, CO        Agency
            Greenville, SC    Agency
            Indianapolis, IN  Company Lease
            Los Angeles, CA   Company Lease
            Orlando, FL       Agency
            Phoenix, AZ       Agency
            Portland, OR      Agency
            Raleigh, NC       Company Lease
            Roanoke, VA       Agency
            Tampa, FL         Agency

   We believe our existing office facilities are in good condition and are equipped for our purposes.

Intellectual Property

   The name "Nations Express" is a registered trademark. We also have domain rights to the URL site www.nationsexpress.com.

   In addition, we own exclusive rights to our Express Alert system, which operates on the Windows 95/98/NT operating system.

                                   MANAGEMENT

Directors and Officers

   As of October 27, 2000, the positions of the directors and executive officers of Nations Express and their ages are as follows:

   Name                       Age Position
   ----                       --- --------
   Allen D. Watson...........  50 President, Chief Executive Officer, Director

                                  Executive Vice President and Chief Financial
   William R. Frazier........  52 Officer, Director

   Daniel H. McPherson, III..  37 Vice President, Director

   Daniel R. Dukesherer......  49 Vice President Western Region, Director

   John P. Manry.............  65 Chairman of the Board of Directors

   Thomas E. McChesney.......  54 Director

   Jerry N. Carr.............  52 Director

   Allen D. Watson co-founded Nations Express and he has been our president, chief executive officer and a director since March 1998. Mr. Watson has more than 20 years experience in the airfreight and expedited transportation industry. Mr. Watson was co-founder, chief executive officer and a director of Express America, an expedited shipping company. He served as chief executive officer of Express America from January 1990 to March 1995, when the company was sold to Landstar Freight Systems. Mr. Watson was also co-founder, executive vice-president and later, president, of Jetway Express from January 1983 until November 1989. Prior to Jetway, Mr. Watson held various sales and marketing positions with CF Airfreight Division, a division of Consolidated Freightways.

   William R. Frazier joined Nations Express in September 1999 as our executive vice president, chief financial officer and serves as the corporate secretary. Mr. Frazier earned his BBA in accounting from Texas A&M University at Commerce and is a licensed CPA in the state of Texas. From September 1995 to September 1999, Mr. Frazier served as the executive vice president, chief financial officer and corporate secretary for ISI Commercial Refrigeration, Inc., a wholesale distributor of commercial refrigeration equipment. From March 1989 to September 1995, Mr. Frazier served as the Vice President of Finance, chief financial officer and corporate secretary of FM Industries, Inc. a manufacturer of heavy hydraulic cushioning devices for railcars. From March 1983 to March 1989, Mr. Frazier served one year as the corporate controller and five years as Vice President of Finance and chief financial officer for Pinetree Computer Systems, Inc., a manufacturer of hand held computers. From January 1975 through March 1983, Mr. Frazier held positions as accountant and controller for companies in the electronic manufacturing industry, plastic injection molding manufacturing and oil and gas engineering. From June 1970 to October 1994, Mr. Frazier served as a warrant officer and helicopter pilot in the U.S. Army and U.S. Army Reserves.

   Daniel H. McPherson, III is a co-founder of Nations Express. Mr. McPherson and has served as our Vice President of Operations and a director since March 1998. He is responsible for day-to-day operations. Prior to joining Nations Express, Mr. McPherson was employed by Surf Air from April 1986 to March 1998. Surf Air is one of the leading family-owned air cargo shipping companies in the United States. While at Surf Air, he held various management positions.

   Daniel R. Dukesherer joined Nations Express in June 1998 with the opening of our Express Center in Los Angeles, California. He has been a director since December 1998. From July 1995 to June 1998, Mr. Dukesherer was the President of California Conventions, a trade show shipping division for Landstar Freight System. From 1992 to 1993, he served as the director of the trade show shipping division for Express America. From 1988 to 1992, Mr. Dukesherer was the director of trade shows for Airways Freight Systems. Prior to 1988, Mr. Dukesherer served in a variety of management positions with Federated Air Cargo, an air cargo shipping company.

   John P. Manry is a co-founder of Nations Express and a director. He is a member of our compensation committee and our audit committee. Mr. Manry has been an independent businessman since May 1988 with experience in corporate finance, mergers, acquisitions and strategic planning. From March 1983 to May 1988, Mr. Manry was the Chief Executive Officer of Pinetree Computers, Inc. He was employed by IBM from October 1960 to March 1983, serving in a variety of sales management and corporate management positions. Mr. Manry is a graduate of Marquette University.

   Thomas E. McChesney became a director when Nations Express was organized and serves on our compensation committee and our audit committee. He is a registered representative with Blackwell Donaldson & Co., a securities brokerage firm. Previously, Mr. McChesney was an officer and director of Paulson Investment Co. and Paulson Capital Corporation from March 1977 to June 1995. Mr. McChesney also serves on the board of directors of Labor Ready, Inc. and USOL Holdings.

   Jerry N. Carr became a director on September 15, 1998 and serves on our compensation committee and our audit committee. Since December 1984, Mr. Carr has been the president and chief executive officer of Badger Sportswear. Badger Sportswear is a national supplier of sports clothing to the apparel industry. From June 1972 until December 1984, Mr. Carr served as a manufacturing director with the Milliken Textile Group of Greenville, South Carolina. Mr. Carr is a graduate of the University of Alabama.

   All directors are elected pursuant to our bylaws, which provide for a board of directors of not more than seven directors. Each of our directors serve until the next annual meeting of the shareholders or until a successor is elected and qualified. Directors receive no compensation other than grants of stock options for their services in that capacity and are entitled to reimbursement for any expenses incurred in attending meetings. Executive officers are appointed by the board of directors and serve at the pleasure of the board.

Committees of the Board

   The board of directors has established an audit committee and a compensation committee. The audit committee is currently comprised of John P. Manry, Thomas
E. McChesney and Jerry N. Carr. The audit committee recommends the selection of our independent auditors and consults with the auditors on our internal accounting controls. The compensation committee currently comprised of John P. Manry, Thomas E. McChesney and Jerry N. Carr. The compensation committee determines salaries, bonuses and other compensation for our officers.

                       BENEFICIAL OWNERS OF COMMON STOCK

   The following table describes, as of October 27, 2000, with an adjustment to reflect the issuance of the units being offered, information on the ownership of our common stock by (i) each person known by us to own more than five percent (5%) of the outstanding common stock; (ii) each of our directors and executive officers; and (iii) all directors and executive officers as a group.

   The address of all of the beneficial owners of our common stock is 1328B Crossbeam Road, Charlotte, North Carolina 28217 except for Marquette University and Mr. Ferris. Marquette University's address is P.O. Box 1881, Milwaukee, WI 53201-1881. Mr Ferris's address is 3110 Beverly Drive, Dallas, Texas 75205.

                                               Shares             Shares
                                            Beneficially       Beneficially
                                                Owned              Owned
                                             Before the          After the
Name                                          Offering           Offering
----                                      ------------------ -----------------
                                           Number    Percent  Number   Percent
                                          ---------  ------- --------- -------
Allen D. Watson..........................   555,000   18.3%    555,000  13.8%
Daniel H. McPherson, III.................   222,500    7.4%    222,500   5.6%
Daniel R. Dukesherer.....................   210,000    7.0%    210,000   5.3%
John P. Manry............................   131,000    4.4%    131,000   3.3%
Thomas E. McChesney......................   195,000*   6.5%    195,000   4.9%
Jerry N. Carr............................   190,000    6.3%    190,000   4.7%
William R. Frazier.......................    37,500    1.2%     37,500    .9%
William H. Carr..........................   165,000    5.5%    165,000   4.2%
Marquette University.....................   200,000    6.7%    200,000   5.0%
John Ferris..............................   210,000    7.0%    210,000   5.3%
All officers and directors as a group (7
 persons)................................ 1,541,000   51.7%  1,541,000  38.2%

--------

* Includes 50,000 shares held by Elizabeth R. McChesney, wife of Thomas E. McChesney, and 10,000 shares held by the Christina Rose McChesney Trust.

The amount of shares beneficially owned listed in the preceding table include shares for which the shareholder has the right to acquire within sixty days upon the exercise of vested options. The following table identifies the number of shares underlying vested options exercisable within sixty days and unvested options not exercisable within sixty days.

                                     Shares underlying     Shares underlying
                                    options exercisable options not exercisable
   Name of optionholder               within 60 days        within 60 days
   --------------------             ------------------- -----------------------
   Allen D. Watson ................       55,000                 65,000
   Daniel H. McPherson, III .......       22,500                 27,500
   Daniel R. Dukesherer ...........       10,000                 10,000
   John P. Manry...................       25,000                 25,000
   Thomas E. McChesney ............       25,000                 25,000
   Jerry N. Carr...................       25,000                 25,000
   William R. Frazier..............       37,500                162,500

   These options were issued between May 1998 through January 2000, with exercise prices ranging from $2.00 per share to $2.50 per share and expire ten years after issuance.

                            MANAGEMENT COMPENSATION

Executive Compensation

   The following table shows the compensation paid to our executive officers in fiscal year 2000.

                           Summary Compensation Table

                                                                  Long-Term
                                    Annual Compensation      Compensation Awards
                                 -------------------------- ---------------------
                                             Salary  Bonus
                                             ------- ------   Number of Shares       All Other
Name and Principal Position      Fiscal Year   ($)    ($)   Underlying Options(#) Compensation($)
---------------------------      ----------- ------- ------ --------------------- ---------------
Allen D. Watson ................    2000     143,250 20,000         20,000                --
 President and Chief Executive
 Officer
Daniel H. McPherson, III........    2000     118,509 10,000         10,000                --
 Vice President of Operations
William R. Frazier..............    2000     108,333     --        200,000            51,547*
 Executive Vice President, Chief
 Financial Officer and Secretary

--------

* Includes $40,116, in relocation expenses to move from Texas to North Carolina and $11,431 in temporary living expenses for Mr. Frazier in North Carolina.

   The following table shows sets forth the options granted to our executive officers during fiscal year 2000 along with the exercise price and expiration date of those options.

              Option Grants In Last Fiscal Year Individual Grants

                          Number of Securities   % of Total Options
                           Underlying Options  Granted to Employees in Exercise Price
Name                            Granted              Fiscal Year         ($/share)    Expiration Date
----                      -------------------- -----------------------   ---------    ---------------
Allen D. Watson                      20,000                 7.3               2.25            7/1/09
Daniel H. McPherson, III             10,000                 3.6               2.25            7/1/09
William R. Frazier           150,000/50,000           54.7/18.2          2.25/2.50    9/1/09/1/15/10

   The following table sets forth information regarding options held by our executive officers. The dollar values of unexercised in-the-money options represent the difference between the assumed fair market value of $5.00 per share at June 30, 2000 and the exercise prices of the options.

                Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal Year End Option Values

                                 Number of Securities      Value of Unexercised
                                  Underlying Options       In-the-Money Options
                                     at FY-End(#)              at FY-End($)
                               ------------------------- -------------------------
     Name                      Exercisable/Unexercisable Exercisable/Unexercisable
     ----                      ------------------------- -------------------------
     Allen D. Watson                 30,000/90,000            90,000/265,000
     Daniel H. McPherson, III        15,000/35,000            45,000/102,500
     William R. Frazier                  0/200,000                 0/537,500

Director Compensation

   Our directors do not receive a fee for attending board meetings. Similarly, members of committees of the board do not receive a fee for attending committee meetings. The directors are reimbursed for travel expenses incurred in attending board and committee meetings. No separate fees are paid to employees for their services as directors. It is presently anticipated that during fiscal 2001, the board will adopt a compensation program for directors who are not Nations Express employees.

Employment Agreements

   We have employment agreements with Messrs. Watson, Frazier, McPherson and Dukesherer. The agreements terminate on December 31, 2004, and provide for automatic twelve month extensions until terminated by either party. Each agreement entitles the employee to receive a base salary with annual increases and the right to participate in our executive bonus plan. The agreements prohibit the employee from divulging trade secrets or other proprietary information obtained during the course of his employment. Each agreement also contains a non-competition provision that prohibits the employee from competing against us for two years after their employment is terminated.

   The following table sets forth the material terms of our employment agreements with Messrs. Watson, Frazier, McPherson and Dukesherer.

                                                                       Initial
                                                                         Base
           Name                            Position                     Salary
           ----                            --------                    --------
                          President, Chief Executive Officer and
 Allen D. Watson          Director                                     $150,000
                          Executive Vice President, Chief Financial
 William R. Frazier       Officer and Director                         $130,000
 Daniel H. McPherson, III Vice President of Operations and Director    $110,000
 Daniel R. Dukesherer     Vice President Western Region and Director   $ 96,000

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   Nations Express was founded and organized in March 1998 by John P. Manry, Allen D. Watson and Daniel McPherson, III. Mr. Manry contributed $29,600 in initial capital in exchange for 296,000 shares of common stock. Mr. Watson contributed $50,000 in initial capital in exchange for 500,000 shares of common stock. Mr. McPherson contributed $20,000 in initial capital in exchange for 200,000 shares of common stock. Since its inception, Nations Express has granted options to purchase 120,000 shares of common stock to Mr. Watson, 25,000 shares of common stock to Mr. Manry and 22,500 shares of common stock to Mr. McPherson. See "Beneficial Owners of Common Stock" for information regarding the vesting of these option grants. A description of the employment agreements entered into with Messrs. Watson and McPherson appears under "Management Compensation -- Employment Agreements."

   In January 1999, certain shareholders loaned us cash in the aggregate amount of $250,000. In July 1999, we issued promissory notes that provided for the issuance of shares of common stock in lieu of interest at the rate of 10,000 shares on each $25,000 increment of principal. The following is a list of the shareholders who loaned us cash and the number of shares issued to each shareholder under the notes in lieu of interest.

                                                                         Shares
                                                                         Issued
                                                                        in lieu
                                                                 Loan      of
   Name                                                         Amount  Interest
   ----                                                        -------- --------
   John P. Manry.............................................. $ 25,000  10,000
   Thomas E. McChesney........................................   50,000  20,000
   Jerry N. Carr..............................................   37,500  15,000
   William Carr...............................................   37,500  15,000
   DW Squared Partnership.....................................   50,000  20,000
   John Ferris................................................   25,000  10,000
   Craig Weiser...............................................   25,000  10,000
                                                               -------- -------
       Total.................................................. $250,000 100,000
                                                               ======== =======

   In July 1999, $175,000 of these loans were repaid. We permitted the holders of the remaining $75,000, Jerry N. Carr and his brother William Carr, to convert each of their notes into shares of common stock at a price of $2.25 per share.

   Thomas E. McChesney, one of our directors, is a registered representative with Blackwell Donaldson & Company. Blackwell Donaldson & Company acted as placement agent for our private offerings in 1999. Blackwell Donaldson & Company received a commission of approximately $136,000 in cash and 25,478 warrants with an approximate value of $50,000 as a fee for acting as placement agent in the offering. Each warrant entitles the holder to purchase two shares of common stock for $2.70. The warrants issued to the placement agent in connection with the private offerings were assigned a fair-value on the date of grant of $50,390, based on a calculation performed using the Black-Scholes option pricing model.

   In September 1999, we sold 33,333 and 33,334 shares of our common stock, respectively, to Jerry N. Carr and William Carr at a price of $2.25 per share.

                          DESCRIPTION OF CAPITAL STOCK

   Following the closing of the sale of the units offered hereby, the authorized capital stock of Nations Express will consist of 25,000,000 shares of common stock, no par value, and 1,000,000 shares of preferred stock, no par value.

Units

   Each unit being offered in this offering consists of one share of common stock and a warrant exercisable for one share of common stock. The common stock and warrants that comprise the units will trade as units until at least 30 days after the date of this prospectus or such later time as determined by the underwriter.

Common stock

   We are authorized to issue 25,000,000 shares of common stock. As of October 27, 2000, there were 2,979,566 shares of common stock issued and outstanding held by 76 shareholders. Holders of common stock are entitled to receive ratably dividends, if any, as they are declared by the Board of Directors out of legally available funds, subject to the preferences of any outstanding preferred stock. Holders of common stock are not entitled to any preemptive rights. In the event of liquidation of Nations Express, holders of common stock are entitled to share ratably in the net assets remaining after payment in full of all of our liabilities, including satisfaction of the liquidation preferences of any preferred stock that may be outstanding. The rights, privileges and preferences of holders of common stock may become subject to those of any preferred stock that we may issue in the future. Holders of common stock are entitled to one vote for each share of common stock held of record on all matters submitted to a vote of shareholders, including the election of directors. All outstanding common stock is full paid and nonassessable.

Preferred stock

   We are authorized to issue 1,000,000 shares of preferred stock. As of October 27, 2000, there were no shares of preferred stock issued and outstanding. Our articles of incorporation, as amended, allow the board of directors, without further shareholder approval to establish the preferences, limitations and rights of the preferred stock.

Warrants

   The following is a brief summary of certain provisions of the warrants. This summary does not purport to be complete and is qualified in all respects by reference to the actual text of the Warrant Agreement between Nations Express and First Union National Bank, our transfer and warrant agent. A copy of the warrant agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

   Each warrant entitles the registered holder thereof to purchase, for a period of 60 months commencing 13 months after the date of this prospectus, one share of common stock at a price equal to 140% of the offering price. The warrant exercise price is subject to adjustment under provisions referred to below. The holder of any warrant may exercise a warrant by surrendering the certificate representing the warrant to our transfer and warrant agent, with the subscription form on the reverse side of such certificate properly completed and executed, together with payment of the exercise price. The warrants may be exercised in whole or in part at the applicable exercise price until expiration of the warrants. No fractional shares will be issued upon the exercise of the warrants.

   The exercise price of the warrants bears no relation to any objective criteria of value and should in no event be regarded as an indication of any future market price of the securities offered hereby.

   The exercise price and number of shares of common stock purchasable upon the exercise of the warrants are subject to adjustment upon the occurrence of certain events, including, without limitation, stock splits, stock dividends, recapitalizations and reclassifications.

   Beginning thirteen months after this offering, we may redeem the warrants for $0.20 per warrant if the closing bid price of the common stock as reported on the American Stock Exchange equals or exceeds 160% of the original offering price for a period of 20 consecutive trading days. In the event we exercise the right to redeem the warrants, those warrants will be exercisable until the close of business on the date of redemption. If any warrant called for redemption is not exercised by such time, it will cease to be exercisable and the holder will be entitled only to the redemption price.

   The warrants will be in registered form and may be presented to our transfer and warrant agent for transfer, exchange or exercise at any time on or prior to their expiration at which time the warrants become wholly void and of no value. If a market for the warrants develops, holders may sell warrants instead of exercising them. There can be no assurance, however, that a market for the warrants will develop or continue.

   The warrants do not confer upon holders any voting, dividend or other rights of our shareholders.

   Nations Express and its transfer and warrant agent may modify the warrants as they deem necessary and desirable provided the modification does not materially adversely affect the interests of the warrant holders. No other modifications may be made to the warrants without the consent of the majority of the warrant holders. Modifications of the number of securities purchasable upon the exercise of any warrant, the exercise price and the expiration date with respect to any warrant requires the consent of the holder of the warrant unless the modification occurs in connection with a stock dividend, recapitalization, reclassification or similar event.

   No gain or loss will be recognized by a holder upon the exercise of a warrant. The sale of a warrant by a holder or the redemption of a warrant by Nations Express will result in the recognition of gain or loss in an amount equal to the difference between the amount realized by the holder and the warrant's adjusted basis in the hands of the holder. Provided that the holder is not a dealer in the warrants and that the common stock would have been a capital asset in the hands of the holder had the warrant been exercised, gain or loss from the sale or redemption of warrant will be long-term or short-term capital gain or loss to the holder. Loss on the expiration of the warrant, equal to the warrant's adjusted basis in the hands of the holder, will be long-term or short-term capital loss, depending on whether the warrant had been held for more than one year.

The above discussion does not address all of the tax considerations that may be relevant to a particular purchaser. Accordingly, all prospective purchasers are advised to consult their own tax advisors regarding the federal, state, local, and foreign tax consequences of the purchase of the units and the ownership and disposition of the warrants and the common stock.

Representative's Warrant

   At the closing of this offering, we will issue to Schneider Securities, the underwriters' representative, warrants to purchase 100,000 units. The representative's warrants will be exercisable for a four-year period commencing one year from the date of this prospectus. The exercise price of the representative's warrants will be 165% of offering price. The representative's warrants will not be transferable prior to their exercise date except to officers of the representative and members of the syndicate and officers and partners thereof. The representative's warrants will contain provisions providing adjustment in the event of any recapitalization, reclassification, stock dividend, stock split or similar transactions. The representative's warrants and the securities issuable upon exercise of the representative's warrant may not be offered for sale except in compliance with the applicable provisions of the Securities Act. We have agreed that, for a period of six years from the date of this prospectus, if we intend to file a registration statement for the public sale of securities (other than a registration statement on Form S-4, S-8 or a comparable registration statement), we will notify all of the holders of the representative's warrants and securities issued upon exercise thereof and if so requested, will include therein material to permit a public offering of the securities underlying the representative's warrants solely at our expense (excluding fees and expenses of the holder's counsel and any underwriting or selling commissions). See "Underwriting."

Registration Rights

   We will grant registration rights to the holders of the representative's warrants, which provides the holders with certain rights to register the shares of common stock underlying the representative's warrants. In addition, for a period of five years from the date of this prospectus, upon written demand of the holders of a majority of the representative's warrants, has been, on one occasion, to promptly register the underlying securities solely at our expense (excluding fees and expenses of the holder's counsel and any underwriting or selling commissions). Additionally, for a period of five years from the date of this prospectus, upon written demand of any holder, we have agreed, on one occasion, to promptly register the underlying securities for purposes of a public offering, solely at the expense of such holder.

Limitation of Liability

   Our charter provides that no director will be personally liable to Nations Express or to its shareholders for monetary damages for breach of fiduciary duty as a director, except that the limitation shall not eliminate or limit liability:

  . for any breach of the director's duty of loyalty to Nations Express or its shareholders;

  . for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . under North Carolina law, dealing with liability for unauthorized distributions and loans to insiders, respectively; or

  . for any transaction from which the director derived an improper personal benefit.

   Our charter and bylaws further provide for the indemnification of our directors and officers to the fullest extent permitted by North Carolina law, including circumstances in which indemnification is otherwise discretionary.

   A principal effect of these provisions is to limit or eliminate the potential liability of our directors for monetary damages arising from breaches of their duty of care, unless the breach involves one of the four exceptions described above. These provisions may also shield directors from liability under federal and state securities laws. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Shareholder Protection Act

   The North Carolina Business Corporation Act includes provisions that may have the effect of delaying, deterring or preventing a change in control of Nations Express. Article 9 of the North Carolina Business Corporation Act sets forth the North Carolina Shareholder Protection Act. The North Carolina Shareholder Protection Act requires the affirmative vote of the holders of 95% of the voting shares of a corporation, voting as one class, for the adoption or authorization of a business combination:

  . with any other entity if, as of the record date for the determination of shareholders entitled to vote on such business combination, the other entity is the beneficial owner, directly or indirectly, of more than 20% of the voting shares of the corporation; and

  . with any affiliate of the corporation which at any time has been a 20% holder of such voting shares.

   For purpose of the North Carolina Shareholder Protection Act, a "business combination" is defined to include any merger or consolidation of a corporation with or into any other corporation, or the sale or lease of all or any substantial part of the corporation's assets to, or any payment, sale or lease to the corporation or any subsidiary thereof, in exchange for securities of the corporation of any assets, except assets having an aggregate fair market value of less than $5,000,000 of any other entity. The 95% voting requirement is not applicable if fair price and procedural requirements are satisfied. The North Carolina Shareholder Protection Act will apply to us since we will not, within 90 days of becoming a public corporation, adopt a bylaw stating that the provisions of the North Carolina Shareholder Protection Act do not apply to Nations Express.

Control Share Acquisition Act

   Article 9A of the North Carolina Business Corporation Act sets forth the North Carolina Control Share Acquisition Act. The North Carolina Control Share Acquisition Act generally provides that any person who acquires beneficial ownership of the shares of a corporation which, when added to all other shares of the corporation beneficially owned by the person, would increase that person's voting power in the election of directors to an amount equal to or greater than one-fifth, one-third or a majority of all voting power, is not entitled to vote the shares acquired unless the right to vote such shares is approved by a majority of all the outstanding shares of the corporation entitled to vote for the election of directors, excluding interested shares. Interested shares include any shares owned by any person who has acquired or proposes to acquire a controlling interest, any officer of the corporation and any employee of the corporation who is also a director. The decision to grant voting rights to the control shareholder must be voted upon at the next special or annual shareholders meeting. Unless otherwise provided in the corporation's articles of incorporation or bylaws, if voting rights are granted to the control shares and the holders of the control shares have a majority of voting power for the election of directors, other shareholders may have their shares redeemed by the corporation at their fair value calculated as of the day prior to the date the vote was taken to accord the control shares such voting rights, as long as certain procedural requirements are satisfied. The North Carolina Control Share Acquisition Act does not apply to acquisitions of stock pursuant to a merger or share exchange if effected pursuant to a written agreement to which the corporation is a party. The North Carolina Control Share Acquisition Act applies only to corporations that are public corporations incorporated in and with substantial ties to North Carolina and that have not opted out of the provisions of the North Carolina Control Share Acquisition Act. We have not opted out of the provisions of the North Carolina Control Share Acquisition Act.

Transfer Agent, Warrant Agent and Registrar

   The transfer agent, warrant agent and registrar for the units and the underlying common stock and warrants is First Union National Bank, Charlotte, North Carolina.

                        SHARES ELIGIBLE FOR FUTURE SALES

   Prior to this offering, there has been no public market for any of our securities. Future sales of substantial amounts of units or common stock in the public market could materially adversely affect the market price of such securities. As described below, only a limited number of shares will be available for sale shortly after this offering, due to certain contractual and legal restrictions on resale. Nevertheless, sales of substantial amounts of the units or common stock in the public market or the perception that such sales could occur after such restrictions lapse could materially adversely affect the market price of the units, common stock and warrants and our ability to raise equity capital in the future.

   Upon completion of this offering, we will have 3,979,566 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. The units that are to be sold to the public in this offering, consisting of 1,000,000 shares of common stock and the warrants to purchase 1,000,000 shares of common stock, will be freely tradeable without restriction under the Securities Act, unless purchased by affiliates of Nations Express as that term is defined in Rule 144 under the Securities Act. It is, however, unlikely that separate public markets for the common stock and warrants will develop until Schneider Securities exercises its discretion to separate the units.

   The remaining 2,979,566 shares of common stock outstanding upon completion of this offering will be restricted securities as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 701 promulgated under the Securities Act, which are summarized below. Sales of the restricted shares in the public market, or the availability of such shares for sale, could materially adversely affect the market price of the common stock and warrants. In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year, including the holding period of any owner other than an affiliate of Nations Express would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

 .  one percent of the number of shares of common stock then outstanding; or

 . the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of notice of such sale.

   Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about Nations Express.

   Under Rule 144(k), a person who is not deemed to have been an affiliate of Nations Express at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any owner other than an affiliate of Nations Express, is entitled to sell such shares without complying with the manner of sale, public information volume limitations or notice provisions of Rule 144.

   Any employee, officer or director of or consultant to Nations Express who purchased shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates of Nations Express to sell their Rule 701 shares under Rule 701 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the public information, volume limitation or notice requirements of Rule 144. In both cases, a holder of Rule 701 shares is required to wait until 90 days after the date of this prospectus before selling such shares.

   The officers and directors of Nations Express have agreed that for a period of 13 months from the completion of this offering they will not sell or otherwise dispose of the 1,341,000 shares they currently hold. Other shareholders holding 1,473,566 shares have agreed to a 13-month lock-up of their shares and warrants except that such shareholders will be permitted to register and sell to the public, on a pro rata basis, up to 300,000 shares of common stock six months after the completion of this offering.The shareholder holding the remaining 165,000 shares has not agreed to sign a lock-up agreement. Accordingly, these shares will become available for sale pursuant to Rule 144 at various times following completion of the offering through September 2001.

   After completion of the offering, there will be outstanding options to purchase approximately 2,220,500 shares of our common stock. We may, however, issue options to purchase an additional 318,500 shares of common stock under our 1998 Incentive Stock Option Plan, 92,000 shares under our 1999 Stock Option Plan and 839,500 under our Omnibus Stock Plan.

                                  UNDERWRITING

   The underwriters named below have agreed, subject to the terms and conditions of the firm commitment Underwriting Agreement between Nations Express and the underwriters, to purchase from Nations Express the number of units set forth opposite their names. The representative of the underwriters is Schneider Securities, Inc.

   A 9.9% underwriting discount will be allowed to the underwriters at the time of delivery to the underwriters of the units so purchased.

                                                                       Number of
      Names of Underwriters                                              Units
      ---------------------                                            ---------
      Schneider Securities, Inc.......................................
      Neidiger, Tucker, Bruner, Inc...................................
      Advanced Equities, Inc..........................................
                                                                       ---------
        Total ........................................................ 1,000,000
                                                                       =========

   The underwriters have advised us that they propose to offer the units to the public at an offering price of between $9-11 per unit and that the underwriters may allow to certain dealers who are members of the National Association of
Securities Dealers, Inc, a concession not in excess of $    per unit.

   The following table summarizes the compensation to be paid to the underwriters by Nations Express.

                                                                          Total
                                                              -----------------------------
                                                         Per     Without          With
                                                        Share Over-allotment Over-allotment
                                                        ----- -------------- --------------
      Underwriting discounts paid by Nations Express..   $         $              $

   We have granted to the underwriters an over-allotment option exercisable during the 45-day period following the date of this prospectus to purchase up to a maximum of 150,000 additional units at the public offering price, less the underwriting discount. The underwriters may exercise such option only to satisfy over-allotments in the sale of the units.

   We have agreed to pay to the representative a non-accountable expense
allowance equal to 2.5% of the total proceeds of this offering, or $    if the
underwriters exercise the over-allotment option in full, of which $50,000 has already been paid. The underwriters do not intend to offer or sell units to accounts over which they exercise discretionary authority.

   At the closing of this offering, Nations Express will issue to the representative, for nominal consideration the representative's warrants to purchase 100,000 units exercisable at 165% of the initial public offering price for these securities. The representative's warrants are nonexercisable for one year and will not be transferable prior to their exercise date except to officers of the representative and members of the syndicate and officers and partners thereof. The representative's warrants will contain provisions providing adjustment in the event of any recapitalization, reclassification, stock dividend, stock split or similar transactions. The representative's warrants and the securities issuable upon exercise of the representative's warrant may not be offered for sale except in compliance with the applicable provisions of the Securities Act. We have agreed that, for a period of six years from the date of this prospectus, if we intend to file a registration statement for the public sale of securities, other than a registration statement on Form S-4, S-8 or a comparable registration statement, we will notify all of the holders of the representative's warrants and securities issued upon exercise thereof and if so requested, will include therein material to permit a public offering of the securities underlying the representative's warrants solely at our expense, excluding fees and expenses of the holder's counsel and any underwriting or selling commissions. For the period during which the representative's warrants are exercisable, the holder will have the opportunity to profit from a rise in the market value of the Nations Express' common stock, with a resulting dilution in the interests of the other shareholders of Nations Express. The holder of the representative's warrants can be expected to exercise them at a time which Nations Express would, in all likelihood, be able to obtain any needed capital from an offering of unissued common stock on terms more favorable to Nations Express than those provided for in the representative's warrants. Such facts may adversely affect the terms on which we can obtain additional financing. To the extent that the representative realizes any gain from the resale of the representative's warrants or the securities issuable thereunder, such gain may be deemed additional underwriting compensation under the Securities Act of 1933, as amended.

   We have agreed to enter into a three year non-exclusive consulting agreement with Schneider Securities, pursuant to which Schneider Securities will act as a financial consultant to Nations Express, commencing on the closing date of this offering. The total consulting fee of $108,000 will be payable, in full, on the closing date of this offering.

   The officers, and directors of Nations Express have agreed that for a period of 13 months from the completion of this offering they will not sell or otherwise dispose of the 1,341,000 shares they currently hold. Other shareholders holding 1,473,566 have agreed to a 13-month lock-up of their shares and warrants except that such shareholders will be permitted to register and sell to the public, on a pro rata basis, up to 300,000 shares of common stock six months after the completion of this offering. The shareholder holding the remaining 165,000 shares has not agreed to sign a lock-up agreement. Accordingly, these shares will become available for sale pursuant to Rule 144 at various times following completion of the offering through September 2001.

   The underwriting agreement provides for reciprocal indemnification between Nations Express and the underwriters against certain liabilities in connection with the registration statement, including liabilities under the Securities Act.

   Nations Express has agreed with Schneider Securities that for a period of 24 months from the closing date of this offering, Schneider Securities may designate an observer to the board of directors who will be entitled to attend and receive notice of all meetings of the board. The observer, who has not been determined, will be reimbursed for out-of-pocket travel expenses incurred in attending such meetings but will otherwise not be compensated by Nations Express.

   The representative has advised Nations Express that, pursuant to Regulation M under the Securities Act, some persons participating in this offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is a bid for or the purchase of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with this offer. A "penalty bid" is an arrangement permitting the representative to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with this offering if the common stock originally sold by such underwriter or syndicate member is purchased by the representative in a syndicate covering transaction and has therefore not been effectively placed by such underwriter or syndicate member. The representative has advised Nations Express that such transactions may be effected on the American Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

                                 OFFERING PRICE

   The price per unit in this offering will be the result of negotiations between our management and the underwriters. It will be determined using financial projections and multiples derived from a study of other companies with operating businesses comparable to ours. It was not based on any formal valuation of our assets, our earnings, book value or other objective criteria.

                                 LEGAL MATTERS

   The validity of the shares of units, including the common stock and redeemable common stock purchase warrants, offered hereby has been passed upon for Nations Express by Moore & Van Allen PLLC, Charlotte, North Carolina. Certain matters related to this offering will be passed upon for the underwriters by the law offices of William M. Prifti, Esq. Amesbury, Massachusetts.

                                    EXPERTS
   The audited financial statements of Nations Express, Inc. included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                             AVAILABLE INFORMATION

   This prospectus constitutes a part of a Registration Statement on Form SB-2 (together with all exhibits thereto, the "Registration Statement") filed by Nations Express with the Commission under the Securities Act. This prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and reference is hereby made to the Registration Statement for further information with respect to Nations Express and the units. Following this offering, we will be subject to the informational reporting requirements of the Securities Exchange Act and will therefore be required to file reports, proxy and informational statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website www.sec.gov that contains these reports, proxy and information statements, and other information regarding issuers like us that file electronically with the SEC.

                         INDEX TO FINANCIAL STATEMENTS

Audited Financial Statements
Report of Independent Public Accountants.................................  F-2
Balance Sheets as of June 30, 1999 and 2000..............................  F-3
Statements of Income for the Years Ended June 30, 1999 and 2000..........  F-4
Statements of Changes in Shareholders' Equity for the Years Ended June
 30, 1999 and 2000.......................................................  F-5
Statements of Cash Flows for the Years Ended June 30, 1999 and 2000......  F-6
Notes to Financial Statements............................................  F-7

Unaudited Interim Financial Statements

Balance Sheets as of September 30, 1999 and 2000......................... F-13

Statements of Income for the Three Months Ended September 30, 1999 and
 2000.................................................................... F-14

Statements of Cash Flows for the Three Months Ended September 30, 1999
 and 2000................................................................ F-15

Note to Unaudited Financial Statements................................... F-16

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Nations Express, Inc.

   We have audited the accompanying balance sheets of Nations Express, Inc. (a North Carolina corporation) as of June 30, 2000 and 1999, and the related statements of income, changes in shareholders' equity and cash flows for the years then ended (1999 as restated--see Note 11). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nations Express, Inc. as of June 30, 2000 and 1999, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

/s/ Arthur Anderson LLP

Charlotte, North Carolina,
 September 15, 2000

                             NATIONS EXPRESS, INC.

                    BALANCE SHEETS -- June 30, 1999 and 2000

                                                           1999        2000
                                                        ----------  ----------
                        ASSETS

Current assets:
  Cash and cash equivalents............................ $  284,800  $   50,228
  Accounts receivable, net of allowance for
   uncollectible accounts of $78,655 and $178,878 in
   1999 and 2000, respectively.........................  1,585,906   3,341,853
  Deferred tax asset...................................     29,535      67,169
  Other current assets.................................      7,290     173,830
                                                        ----------  ----------
                                                         1,907,531   3,633,080
                                                        ----------  ----------
Property and equipment:
  Furniture and fixtures...............................     26,164      55,100
  Office equipment.....................................     52,535      69,179
  Information systems equipment........................    187,615     299,554
  Vehicles.............................................     25,699      96,211
  Accumulated depreciation.............................    (27,981)    (91,423)
                                                        ----------  ----------
                                                           264,032     428,621
                                                        ----------  ----------
Non-current deferred tax asset.........................      9,323       7,198
                                                        ----------  ----------
Other assets...........................................     18,000      49,419
                                                        ----------  ----------
                                                        $2,198,886  $4,118,318
                                                        ==========  ==========
         LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Current portion of long-term lease obligations....... $   29,330  $   46,804
  Note payable.........................................          0     182,000
  Loans from shareholders..............................    250,000           0
  Accounts payable.....................................    766,405   1,218,554
  Accrued income taxes.................................     58,205      80,463
  Accrued expenses.....................................    279,955     709,674
                                                        ----------  ----------
                                                         1,383,895   2,237,495
Long-term lease obligations............................     45,955      62,325
Other long-term liabilities............................      7,105      36,204
                                                        ----------  ----------
                                                         1,436,955   2,336,024
                                                        ----------  ----------
Shareholders' equity:
  Preferred stock-Series A, no par value; authorized
   1,000,000 shares; 95,556 and 0 shares issued and
   outstanding in 1999 and 2000, respectively..........    187,458           0
  Common stock, no par value; authorized 25,000,000
   shares; 2,465,556 and 2,979,566 shares issued and
   outstanding in 1999 and 2000, respectively..........    461,048   1,562,877
  Stock warrants.......................................     50,390      50,390
  Retained earnings....................................     63,035     169,027
                                                        ----------  ----------
                                                           761,931   1,782,294
                                                        ----------  ----------
                                                        $2,198,886  $4,118,318
                                                        ==========  ==========

   The accompanying notes to financial statements are an integral part of these balance sheets.

                             NATIONS EXPRESS, INC.

                              STATEMENTS OF INCOME
                   For the Years Ended June 30, 1999 and 2000

                                                            1999       2000
                                                         ---------- -----------
Revenues................................................ $7,369,373 $19,353,649
Purchased transportation................................  5,028,050  13,541,537
                                                         ---------- -----------
    Gross profit........................................  2,341,323   5,812,112
                                                         ---------- -----------
Operating expenses:
  Sales and marketing...................................    773,799   1,944,023
  General and administrative............................  1,353,477   3,531,259
  Depreciation..........................................     23,146      69,898
                                                         ---------- -----------
                                                          2,150,422   5,545,180
                                                         ---------- -----------
Income from operations..................................    190,901     266,932
Interest expense, net...................................     20,928       7,878
                                                         ---------- -----------
Income before income taxes..............................    169,973     259,054
Income tax expense......................................     66,289     121,213
                                                         ---------- -----------
Net income.............................................. $  103,684 $   137,841
                                                         ========== ===========
Earnings per common share:
  Basic................................................. $     0.04 $      0.04
  Diluted............................................... $     0.04 $      0.03
                                                         ========== ===========
Weighted average common shares outstanding:
  Basic.................................................  2,316,618   2,796,988
  Diluted...............................................  2,316,618   3,118,527
                                                         ========== ===========


  The accompanying notes to financial statements are an integral part of these statements.

                             NATIONS EXPRESS, INC.

                 STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                For the Years Ended June 30, 1999 and 2000

                              Common Stock      Preferred Stock    Stock Warrants
                          -------------------- ------------------  -------------- Retained
                           Shares     Amount    Shares    Amount   Shares Amount  Earnings    Total
                          --------- ---------- --------  --------  ------ ------- --------  ----------
Balance, June 30, 1998,
 as originally
 reported...............  2,270,000 $  241,113        0  $      0       0 $     0 $ 47,116  $  288,229
Restatement (see Note
 11)....................          0          0        0         0       0       0  (87,765)    (87,765)
                          --------- ---------- --------  --------  ------ ------- --------  ----------
Balance, June 30, 1998,
 as restated............  2,270,000    241,113        0         0       0       0  (40,649)    200,464
 Shares issued for
  capital
  contributions.........     95,556    154,390   95,556   187,458       0       0        0     341,848
 Shares issued in lieu
  of interest payments..    100,000     10,000        0         0       0       0        0      10,000
 Fair value of stock
  options issued to
  nonemployees..........          0     55,545        0         0       0       0        0      55,545
 Fair value of stock
  warrants issued to
  nonemployees..........          0          0        0         0  25,478  50,390        0      50,390
 Net income.............          0          0        0         0       0       0  103,684     103,684
                          --------- ---------- --------  --------  ------ ------- --------  ----------
Balance, June 30, 1999..  2,465,556    461,048   95,556   187,458  25,478  50,390   63,035     761,931
 Shares issued for
  capital
  contributions.........    225,894    422,249  159,227   345,129       0       0        0     767,378
 Fair value of stock
  options issued to
  nonemployees..........          0     71,993        0         0       0       0        0      71,993
 Shares issued for
  conversion of
  shareholder loan......     33,333     75,000        0         0       0       0        0      75,000
 Preferred shares
  converted to common
  stock.................    254,783    532,587 (254,783) (532,587)      0       0        0           0
 Dividends on preferred
  stock.................          0          0        0         0       0       0  (31,849)    (31,849)
 Net income.............          0          0        0         0       0       0  137,841     137,841
                          --------- ---------- --------  --------  ------ ------- --------  ----------
Balance, June 30, 2000..  2,979,566 $1,562,877        0  $      0  25,478 $50,390 $169,027  $1,782,294
                          ========= ========== ========  ========  ====== ======= ========  ==========



  The accompanying notes to financial statements are an integral part of these statements.

                             NATIONS EXPRESS, INC.

                            STATEMENTS OF CASH FLOWS
                   For the Years Ended June 30, 1999 and 2000

                                                           1999         2000
                                                        -----------  ----------
Cash flows from operating activities:
  Net income..........................................  $   103,684  $  137,841
  Adjustments to reconcile net income to net cash used
   in operating activities--
    Depreciation......................................       23,146      69,898
    Provision for uncollectible accounts..............       97,529     128,575
    Interest expense on notes to shareholders.........       10,000           0
    Compensation expense for stock options issued to
     nonemployees.....................................       55,545      71,993
    Deferred income taxes.............................       (7,498)    (35,509)
    Increase in accounts receivable, net..............   (1,310,357) (1,890,978)
    Increase in accounts payable......................      582,566     452,149
    Increase in accrued liabilities...................      137,027     429,719
    Increase in accrued income taxes..................       58,205      22,258
    Change in other operating assets and liabilities..       (5,134)   (170,985)
                                                        -----------  ----------
      Net cash used in operating activities...........     (255,287)   (785,039)
                                                        -----------  ----------
Cash flows utilized for investing activities--Capital
 expenditures.........................................     (176,773)   (154,128)
                                                        -----------  ----------
Cash flows from financing activities:
  Proceeds from issuance of stock and stock warrants,
   net................................................      392,238     767,378
  Dividends paid to preferred shareholders............            0     (31,849)
  Proceeds from note payable..........................            0     182,000
  Repayments of capital lease obligations.............      (20,849)    (37,934)
  Proceeds of loans from shareholders.................      250,000           0
  Repayment of loans from shareholders................            0    (175,000)
                                                        -----------  ----------
      Net cash provided by financing activities.......      621,389     704,595
                                                        -----------  ----------
Net increase (decrease) in cash and cash equivalents..      189,329    (234,572)
Cash and cash equivalents, beginning of period........       95,471     284,800
                                                        -----------  ----------
Cash and cash equivalents, end of period..............  $   284,800  $   50,228
                                                        ===========  ==========
Supplemental cash flow disclosures:
  Cash paid for interest..............................  $    12,704  $   12,665
  Cash paid for income taxes..........................  $    15,130  $  137,382
                                                        ===========  ==========

  The accompanying notes to financial statements are an integral part of these statements.

                             NATIONS EXPRESS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                             June 30, 1999 and 2000

1. The Company:

Organization

   Nations Express, Inc. (the Company) is a North Carolina corporation that commenced operations on March 1, 1998, and is in the business of arranging air cargo, expedited truck, truck load and aircraft charter freight services on a timely and cost-effective basis for commercial and industrial customers throughout the United States and parts of Canada.

Risks and Uncertainties

   The Company's future results of operations may be affected by risks and difficulties frequently encountered by early stage companies. Factors that could affect the Company's future operating results include, but are not limited to, a decrease in the demand for transportation services, the Company's dependence on relationships with service providers, competition, availability of cargo space from third parties to serve its customers, the Company's ability to manage growth and dependence on key personnel.

2.  Summary of Significant Accounting Policies:

Revenues and Transportation Costs

   Revenues from the transportation of freight are recognized on the day freight departs the terminal of origin. Transportation costs and destination delivery costs are recognized concurrently with revenues.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from these estimates.

Property and Equipment

   The Company provides for depreciation using the straight-line method over estimated useful lives of the related assets which range from 5 to 10 years. Maintenance and repairs are charged to expense as incurred.

Income Taxes

   The Company accounts for income taxes under Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory rates to differences between financial statement carrying amounts and tax basis of existing assets and liabilities.

                             NATIONS EXPRESS, INC.

3. Loans From Shareholders:

   Commencing in November 1998, loans were received from various shareholders in increments of $25,000. In lieu of interest, the Company agreed to issue 10,000 shares of common stock upon execution of each $25,000 note. In total, interest expense related to these notes amounted to $10,000 and was recorded during the 12 months ended June 30, 1999. The entire principal balance of the notes was due and payable upon the earlier of one year from the date of the notes or such time as the Company realized proceeds of not less than $350,000 from the sale of its equity securities.

   During July 2000, all loans from shareholders were satisfied. Shareholder loans totaling $175,000 were repaid with a portion of the proceeds from the private placement offering. Additional shareholder loans of $75,000 were satisfied with the issuance of 33,333 shares of common stock.

4. Income Taxes:

   The provisions for income taxes applying the U.S. statutory rate to income before taxes as reconciled to the actual provisions were as follows:

                                                    1999             2000
                                              ---------------- ----------------
                                               Amount  Percent  Amount  Percent
                                              -------- ------- -------- -------
   Income before income taxes................ $169,973   100%  $259,054   100%
                                              ========   ===   ========   ===
   Tax expense at U.S. statutory rate........ $ 57,790    34%  $ 88,078    34%
   State taxes, net of federal benefit.......    5,846     3%     8,496     3%
   Nondeductible expenses....................    2,582     1%    11,701     5%
   Other, net................................       71     1%    12,938     6%
                                              --------   ---   --------   ---
   Taxes at effective rate................... $ 66,289    39%  $121,213    48%
                                              ========   ===   ========   ===

   The provision (benefit) for income taxes consists of the following:

                                                               1999      2000
                                                             --------  --------
   Current.................................................. $ 73,787  $156,722
   Deferred.................................................   (7,498)  (35,509)
                                                             --------  --------
                                                             $ 66,289  $121,213
                                                             ========  ========

   The tax effect of temporary differences that give rise to the Company's deferred tax asset (liability) are as follows as of June 30, 1999 and 2000:

                                                                1999     2000
                                                               -------  -------
   Current:
    Allowance for uncollectible accounts...................... $29,535  $67,169
                                                               =======  =======
   Noncurrent:
    Stock option expenses..................................... $26,157  $39,892
    Depreciation.............................................. (16,834) (32,694)
                                                               -------  -------
     Total Noncurrent......................................... $ 9,323  $ 7,198
                                                               =======  =======

                             NATIONS EXPRESS, INC.

5.  Shareholders' Equity:

   On March 15, 1999, the Company issued a Private Offering Memorandum whereby it offered an aggregate of 170,000 units. In July 2000, the Board of Directors agreed to offer an additional 84,783 units under the Private Offering Memorandum. Each unit consisted of one share of no par value common stock priced at $2 per share and one share of Series A Convertible Preferred Stock priced at $2.50 per share. In May 1999, 95,556 units were sold. Proceeds received by the Company including amounts assigned to stock warrants, net of cash commissions paid to the securities brokerage firm that provided placement services, totaled $392,238. In July 1999, the remaining 159,227 units were sold. Proceeds received by the Company, net of cash commissions paid to the securities brokerage firm that provided placement services, totaled $621,233.

Preferred Stock--Series A

   The Series A Preferred Stock entitled the shareholder to convert each preferred share into one share of the Company's common stock, at the option of the shareholder, at a price of $2.50 per share. This conversion price increased to $3.00 per share six months after the close of the private placement offering and to $3.50 per share 12 months after the close of the private placement offering. Holders of the Series A Preferred Stock were entitled to receive cumulative annual dividends of $0.25 per share, payable quarterly, before any dividends could be paid to the holders of the Company's common stock. Dividends paid to holders of the Series A Preferred Stock during fiscal 2000 were $31,849. On January 15, 2000, all outstanding shares of Series A Preferred Stock were converted to common stock.

Stock Options

   The Company's stockholders have approved three different stock option plans which provide that qualified and nonqualified options may be granted to employees, directors, and agents at exercise prices not less than market value on the date of grant. The 1998 Incentive Stock Option Plan (for which 1,000,000 shares of common stock are reserved) is a qualified plan for employees and directors under which the options vest 25% one year from the date of grant and then proportionately over a three-year period and are exercisable for 10 years from the grant date. The 1999 Stock Option Plan (for which 200,000 shares of common stock are reserved) is a nonqualified plan primarily for non-employee sales agents and consultants under which the options vest 25% on the date of grant and then proportionately over a three-year period and are exercisable for five years from the grant date. By approval of the Board of Directors, all options outstanding as of June 30, 2000 under the 1999 Stock Option Plan were fully vested. In September 2000, the Company adopted the Omnibus Stock Plan. Under the Omnibus Stock Plan, 839,500 shares of our common stock have been reserved for issuance of stock options, stock appreciation rights, restricted stock, performance awards or other stock-based awards. Options granted under the Omnibus Stock Plan are to be at exercise prices as determined by the Compensation Committee of the Board of Directors. A summary of outstanding options and the related weighted average exercise price per share is shown in the following table:

                                       1999                           2000
                          ------------------------------ ------------------------------
                           Shares                         Shares
                            Under   Shares Under           Under   Shares Under
                          Qualified Nonqualified Average Qualified Nonqualified Average
                            Plan        Plan      Price    Plan        Plan      Price
                          --------- ------------ ------- --------- ------------ -------
Balance, beginning of
 period.................   140,000     40,000     $2.00   410,000    120,000     $2.00
Granted during period...   270,000     80,000     $2.00   274,000     39,000     $2.33
Cancelled during
 period.................         0          0     $   0    (2,500)   (20,000)    $2.00
                           -------    -------             -------    -------
Balance, end of period..   410,000    120,000     $2.00   681,500    139,000     $2.13
                           =======    =======     =====   =======    =======     =====
Exercisable at end of
 period.................    35,000     40,000     $2.00   137,500    139,000     $2.08
                           =======    =======     =====   =======    =======     =====

   The weighted average fair value of options granted during 1999 and 2000 was $0.76 and $0.98, respectively.

                             NATIONS EXPRESS, INC.

   Options outstanding as of June 30, 2000 have exercise prices which range from $2.00 to $2.75 and a weighted average remaining contractual life of 7.6 years. Options exercisable as of June 30, 2000 have exercise prices which range from $2.00 to $2.75 and a weighted average remaining contractual life of 5.7 years.

   The Company has adopted SFAS No. 123, "Accounting for Stock-Based Compensation." In accordance with the provisions of SFAS No. 123, the Company has elected to apply APB Opinion 25 and related Interpretations in accounting for stock options issued to employees. The option price of stock options issued to employees during 1999 and 2000 either equaled or exceeded the fair market value of the Company's common stock at the date of grant, and accordingly, no compensation cost was recognized under APB Opinion 25. If the Company had elected to recognize compensation cost for employee stock options based on the fair value at the grant date as prescribed by SFAS No. 123, net income would have been reduced by approximately $33,000 and $72,000 in 1999 and 2000, respectively. Basic and diluted earnings per share would have been $0.03 and $0.01 in 1999 and 2000, respectively.

   The fair value of options granted to employees in 1999 and 2000 is estimated on the date of grant using the Black-Scholes option-pricing model based on the following assumptions:

                                                                     1999  2000
                                                                     ----  ----
   Dividend yield...................................................    0%    0%
   Volatility.......................................................   35%   50%
   Risk-free interest rate.......................................... 5.01% 5.50%
   Expected life in years...........................................    5     5
                                                                     ====  ====

   Compensation cost for stock options issued to nonemployees is recognized in accordance with SFAS No. 123 and totaled $55,545 and $71,993 in 1999 and 2000, respectively.

Stock Warrants

   In May 1999, the placement agent for the Company's 1999 private placement offering received 25,478 stock warrants as a component of the placement commission. Each warrant represents the right to purchase two shares of the Company's common stock at an exercise price of $2.70 per share and expires five years from the date of issuance. The fair-value of these warrants was $50,390 and was calculated using the Black-Scholes option-pricing model.

6. Earnings Per Share:

   The Company has adopted SFAS No. 128, "Earnings Per Share." This statement establishes standards for computing and presenting earnings per share. It requires presentation of basic and diluted earnings per share on the face of the income statement for all entities with complex capital structures and requires reconciliation of the computation of basic earnings per share to diluted earnings per share. Basic earnings per share is computed by dividing income available to common shareholders (the numerator) by the weighted average number of shares outstanding for the period (the denominator). The computation of diluted earnings per share is similar to basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if potentially dilutive common securities had been converted into common stock.

                             NATIONS EXPRESS, INC.

   The differences between the numerator and denominator for purposes of the basic and diluted earnings per share is as follows:

                                       1999                             2000
                         -------------------------------- --------------------------------
                                                    Per                              Per
                           Income       Shares     share    Income       Shares     share
                         (numerator) (denominator) amount (numerator) (denominator) amount
                         ----------- ------------- ------ ----------- ------------- ------
Net income..............  $103,684                         $137,841
Preferred stock
 dividends..............         0                          (31,849)
                          --------                         --------
Income available to
 common shareholders....   103,684     2,316,618   $0.04    105,992     2,796,988   $0.04
                                                   =====                            =====
Effect of dilutive
 securities:
 Warrants...............         0             0                  0        11,647
 Stock options..........         0             0                  0       309,892
                          --------     ---------           --------     ---------
 Income available to
  common shareholders
  and assumed
  conversion............  $103,684     2,316,618   $0.04   $105,992     3,118,527   $0.03
                          ========     =========   =====   ========     =========   =====

   The diluted earnings per share calculation for 1999 does not include stock options (530,000) and stock warrants (25,478) outstanding as of June 30, 1999, because the exercise price of these options and warrants was greater than the average price of the common shares. The diluted earnings per share calculation for 2000 does not assume conversion of the Series A Preferred Stock at July 1, 1999, since the conversion of the shares and inclusion of the dividend would be anti-dilutive.

7. Commitments and Contingencies:

   Property and equipment at June 30, 1999 and 2000, includes $98,038 and $170,183, respectively, of furniture and fixtures, office equipment and information systems equipment under capital leases. Capital lease obligations for these items at June 30, 2000, consist of the following:

Capitalized lease obligations for furniture and fixtures,
 office equipment and
 information systems equipment, interest from 2.9% to 21%,
  payable in                                                 1999      2000
 installments ranging from $117.45 to $1,056.35 monthly
  from June 2000
 to March 2004............................................ $ 75,285  $109,129
Less--Current installments................................  (29,330)  (46,804)
                                                           --------  --------
Capital lease obligations, excluding current
 installments............................................. $ 45,955  $ 62,325
                                                           ========  ========

   The following is a schedule by year of future minimum lease payments under capital leases at June 30, 2000:

                                                     Principal Interest  Total
                                                     --------- -------- --------
   2001............................................. $ 46,804  $ 6,633  $ 53,437
   2002.............................................   29,329    2,514    31,843
   2003.............................................   21,421      888    22,309
   2004.............................................   11,575      133    11,708
                                                     --------  -------  --------
                                                     $109,129  $10,168  $119,297
                                                     ========  =======  ========

                             NATIONS EXPRESS, INC.

   The Company leases office space and office equipment under operating leases. Rental expense relating to these leases was $47,647 in 1999 and $98,700 in 2000. Future minimum payment obligations for noncancelable operating leases exceeding one year are as follows at June 30, 2000:

   2001................................................................ $126,851
   2002................................................................  107,891
   2003................................................................   96,378
   2004................................................................   40,320
                                                                        --------
                                                                        $371,440
                                                                        ========

   The Company experiences routine litigation in the normal course of its business. Based on discussions with legal counsel, management is of the opinion that none of this routine litigation will have a material adverse impact on the Company's financial position, results of operations or cash flows.

8. Related Party:

   A director of the Company is a registered representative of the securities brokerage firm used as the placement agent for the private placement offering. As compensation for services performed, this brokerage firm received 25,478 stock warrants (see Note 5) and cash of $51,114 in May 1999, and $84,761 in July 1999.

9. Note Payable:

   On November 5, 1999, the Company entered into a revolving loan agreement with First Union National Bank (FUNB). Borrowings under this revolving loan agreement are secured by the Company's accounts receivable and may not exceed $1,500,000. Interest is payable on a monthly basis at FUNB's prime rate (9.5% at June 30, 2000). The Company is subject to certain financial and nonfinancial covenants under the revolving loan agreement.

10. Effect of Recently Issued Accounting Pronouncements:

   In June 1998, June 1999 and June 2000, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and hedging Activities" and SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133" and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities--an amendment of SFAS No. 133". These statements outline the accounting treatment for all derivative activity. Since the Company does not use derivative instruments, these accounting statements will not have an effect on the Company's financial position or results of operations.

11. Restatement:

   The originally issued financial statements as of and for the years ended June 30, 1999 and 1998, did not properly reflect an accrual, as of June 30, 1998, for purchased transportation costs. The effect of properly recording this accrual resulted in an increase in purchased transportation costs and accrued liabilities of $132,344 and a decrease in retained earnings of $87,765 for the year ended June 30, 1998. As a result, the balance sheet amounts for accrued liabilities, accrued taxes and retained earnings as of June 30, 1999 were revised accordingly.

                           NATIONS EXPRESS, INC.

                              BALANCE SHEETS

                  September 30, 1999 and 2000 (unaudited)

                                                           1999        2000
                                                        ----------  ----------
Assets
Current Assets:
  Cash and cash equivalents............................ $  335,400  $   52,894
  Accounts receivable, net of allowance for
   uncollectible accounts of $95,820 and $214,858 in
   1999 and 2000, respectively.........................  2,286,182   3,663,018
  Deferred tax asset...................................     35,980      80,604
  Other current assets.................................     24,238     503,614
                                                        ----------  ----------
                                                         2,681,800   4,300,130
                                                        ----------  ----------
Property and equipment:
  Furniture and fixtures...............................     26,616      56,718
  Office equipment.....................................     52,614      69,179
  Information systems equipment........................    195,830     325,423
  Vehicles.............................................     97,906      96,211
  Accumulated depreciation.............................    (43,010)   (113,466)
                                                        ----------  ----------
                                                           329,956     434,065
                                                        ----------  ----------
Non-current deferred tax asset.........................     10,007           0
                                                        ----------  ----------
Other assets...........................................     21,969      49,546
                                                        ----------  ----------
                                                        $3,043,732  $4,783,741
                                                        ==========  ==========
Liabilities and Shareholders' Equity
Current liabilities:
  Current portion of long-term lease obligations....... $   46,479  $   47,908
  Note payable.........................................          0     422,000
  Loans from shareholders..............................          0           0
  Accounts payable.....................................    851,456   1,340,215
  Accrued income taxes.................................     53,667     101,714
  Accrued expenses.....................................    299,390     972,790
                                                        ----------  ----------
                                                         1,250,992   2,884,628
Long-term lease obligations............................     89,242      50,738
Other long-term liabilities............................     12,955      47,219
                                                        ----------  ----------
                                                         1,353,199   2,982,584
                                                        ----------  ----------
Shareholders' equity:
  Preferred stock-Series A, no par value; authorized
   1,000,000 shares; and 0 shares issued and
   outstanding in 1999 and 2000, respectively..........    532,680           0
  Common stock, no par value; authorized 25,000,000
   shares; 2,724,783 and 2,979,566 shares issued and
   outstanding in 1999 and 2000, respectively..........    955,704   1,562,877
  Stock warrants.......................................     50,390      50,390
  Retained earnings....................................    151,769     187,890
                                                        ----------  ----------
                                                         1,690,543   1,801,157
                                                        ----------  ----------
                                                        $3,043,732  $4,783,741
                                                        ==========  ==========

  The accompanying notes to financial statements are an integral part of these statements.

                           NATIONS EXPRESS, INC.

                           STATEMENTS OF INCOME

    For the Three Months ended September 30, 1999 and 2000 (unaudited)

                                                             1999       2000
                                                          ---------- ----------
Revenues................................................. $3,819,824 $5,329,660
Purchased transportation.................................  2,729,128  3,698,504
                                                          ---------- ----------
    Gross profit.........................................  1,090,696  1,631,156
                                                          ---------- ----------
Operating expense:
  Sales and marketing....................................    531,772    748,590
  General and administrative.............................    406,785    823,546
  Depreciation...........................................     15,028     22,044
                                                          ---------- ----------
                                                             953,585  1,594,180
                                                          ---------- ----------
Income from operations...................................    137,111     36,976
Interest expense, net....................................        346      7,130
                                                          ---------- ----------
Income before income taxes...............................    136,765     29,846
Income tax expense.......................................     48,031     10,983
                                                          ---------- ----------
Net income............................................... $   88,734 $   18,863
                                                          ========== ==========
Earnings per common share:
  Basic.................................................. $     0.03 $     0.01
  Diluted................................................ $     0.03 $     0.01
                                                          ========== ==========
Weighted average common shares outstanding:
  Basic..................................................  2,547,729  2,979,566
  Diluted................................................  2,578,905  3,576,971
                                                          ========== ==========

  The accompanying notes to financial statements are an integral part of these statements.

                           NATIONS EXPRESS, INC.

                          STATEMENT OF CASH FLOWS

    For the Three Months Ended September 30, 1999 and 2000 (unaudited)

                                                            1999       2000
                                                          ---------  ---------
Cash flows from operating activities:
  Net income............................................. $  88,734  $  18,863
  Adjustments to reconcile net income to net cash used in
   activities--
    Depreciation.........................................    15,028     22,043
    Provision for uncollectible accounts.................    18,365     36,229
    Deferred income taxes................................    (7,129)     6,745
    Increase in accounts receivable, net.................  (718,641)  (357,394)
    Increase in accounts payable.........................    85,052    121,662
    Increase in accrued liabilities......................    19,435    263,116
    Increase (decrease) in accrued income taxes..........    (4,538)    21,251
    Change in other operating assets and liabilities.....   (15,067)  (321,611)
                                                          ---------  ---------
      Net cash used in operating activities..............  (518,760)  (199,365)
                                                          ---------  ---------
Cash flows utilized for investing activities--Capital
 expenditures............................................   (15,174)   (27,486)
                                                          ---------  ---------
Cash flows from financing activities:
  Proceeds from issuance of stock and stock warrants,
   net...................................................   767,378          0
  Repayment of loans from shareholders...................  (175,000)         0
  Repayment of capital lease obligations.................    (7,844)   (10,483)
  Proceeds from line of credit...........................              240,000
                                                          ---------  ---------
      Net cash provided by financing activities..........   584,534    229,517
                                                          ---------  ---------
Net increase in cash and cash equivalents................    50,600      2,666
Cash and cash equivalents, beginning of period...........   284,800     50,228
                                                          ---------  ---------
Cash and cash equivalents, end of period................. $ 335,400  $  52,894
                                                          =========  =========
Supplemental cash flow disclosures:
  Cash paid for interest................................. $   3,743  $   2,967
  Cash paid for income taxes............................. $  72,150  $       0
                                                          =========  =========

  The accompanying notes to financial statements are an integral part of these statements.

                           NATIONS EXPRESS, INC.

                  NOTE TO UNAUDITED FINANCIAL STATEMENTS

                        September 30, 1999 and 2000

1. Basis of Presentation

   Information presented as of September 30, 2000 and 1999, and for the three month periods ended September 30, 2000 and 1999, is unaudited. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements, and reflect all adjustments necessary to present fairly the financial position as of September 30, 2000 and 1999, and the results of operations and cash flows for the three month periods ended September 30, 2000 and 1999. The results of operations for these interim periods are not necessarily indicative of results that may be expected for any other interim period or for the year as a whole. These unaudited financial statements should be read in conjunction with the audited financial statements and the notes thereto as of and for the years ended June 30, 2000 and June 30, 1999.

                           [LOGO OF NATIONS EXPRESS]

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


 You should rely only on the information contained in the prospectus or information we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate as of the date of this prospectus.

                               ----------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
PROSPECTUS SUMMARY.......................................................   1
SUMMARY FINANCIAL DATA AND OTHER INFORMATION.............................   3
RISK FACTORS.............................................................   4
USE OF PROCEEDS..........................................................   8
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
 OF OPERATIONS...........................................................  12
BUSINESS.................................................................  16
MANAGEMENT...............................................................  24
BENEFICIAL OWNERS OF COMMON STOCK........................................  26
MANAGEMENT COMPENSATION..................................................  27
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...........................  29
DESCRIPTION OF CAPITAL STOCK.............................................  30
LEGAL MATTERS............................................................  37
EXPERTS..................................................................  37
AVAILABLE INFORMATION....................................................  37

   Until    , 2000 (25 days after the effective date of the registration statement) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                      $

                           [LOGO OF NATIONS EXPRESS]

                             Nations Express, Inc.


                                1,000,000 Units

                        Each Consisting of One Share
                           of Common Stock and One
                           Redeemable Common Stock
                               Purchase Warrant

                               ----------------

                                  PROSPECTUS

                               ----------------

                          Schneider Securities, Inc.

                        Neidiger, Tucker, Bruner, Inc.

                            Advanced Equities, Inc.

                                     , 2000

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

   Permissible Indemnification. The North Carolina Business Corporation Act (the "NCBCA") allows a corporation, by charter, bylaw, contract or resolution, to indemnify or agree to indemnify its officers, directors, employees and agents and any person who is or was serving at the corporation's request as a director, officer, employee or agent of another entity or enterprise or as a trustee or administrator under an employee benefit plan, against liability and expenses, including reasonable attorneys' fees, in any proceeding (including without limitation a proceeding brought by or on behalf of the corporation itself) arising out of their status as such or their activities in any of the foregoing capacities as summarized herein. Any provision in a corporation's charter or bylaws or in a contract or resolution may include provisions for recovery from the corporation of reasonable costs, expenses and attorneys' fees in connection with the enforcement of rights to indemnification granted therein and may further include provisions establishing reasonable procedures for determining and enforcing such rights.

   The corporation may indemnify such person against liability expenses incurred only where such person conducted himself or herself in good faith and reasonably believed (i) in the case of conduct in his or her official corporate capacity, that his or her conduct was in the corporation's best interests, and
(ii) in all other cases, that his or her conduct was at least not opposite to the corporation's best interests; and, in the case of a criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful; provided, however, that a corporation may not indemnify such person either in connection with a proceeding by or in the right of the corporation in which such person was adjudged liable to the corporation, or in connection with any other proceeding charging improper personal benefit to such person (whether or not involving action in an official capacity) in which such person was adjudged liable on the basis that personal benefit was improperly received.

   Mandatory Indemnification. Unless limited by the corporation's charter, the NCBCA requires a corporation to indemnify a director or officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which such person was a party because he or she is or was a director or officer of the corporation against reasonable expenses incurred in connection with the proceeding.

   Advance for Expenses. Expenses incurred by a director, officer, employee or agent of the corporation in defending a proceeding may be paid by the corporation in advance of the final disposition of the proceeding as authorized by the board of directors in the specific case, or as authorized by the charter or bylaws or by any applicable resolution or contract, upon receipt of an undertaking by or on behalf of such person to repay amounts advanced unless it ultimately is determined that such person is entitled to be indemnified by the corporation against such expenses.

   Court-Ordered Indemnification. Unless otherwise provided in the corporation's charter, a director or officer of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court deems necessary, may order indemnification if it determines either (i) that the director or officer is entitled to mandatory indemnification as described above, in which case the court also will order the corporation to pay the reasonable expenses incurred to obtain the court-ordered indemnification, or (ii) that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not such person met the requisite standard of conduct or was adjudged liable to the corporation in connection with a proceeding by or in the right of the corporation or on the basis that personal benefit was improperly received in connection with any other proceeding so charging (but if adjudged so liable, indemnification is limited to reasonable expenses incurred).

   Parties Entitled to Indemnification. The NCBCA defines "director" to include ex-directors and the estate or personal representative of a director. Unless its charter provides otherwise, a corporation may indemnify and advance expenses to an officer, employee or agent of the corporation to the same extent as to a director and also may indemnify and advance expenses to an officer, employee or agent who is not a director to the extent, consistent with public policy, as may be provided in its charter or bylaws, by general or specific action of its board of directors, or by contract.

   Indemnification by Registrant. Registrant's bylaws provide for indemnification of its directors and officers to the fullest extent permitted by North Carolina law, and require its board of directors to take all actions necessary and appropriate to authorize such indemnification.

   Under North Carolina law, a corporation also may purchase insurance on behalf of any person who is or was a director or officer against any liability arising out of his status as such. Registrant currently maintains a directors' and officers' liability insurance policy.

   SEC Position on Indemnification. Insofar as indemnification for liabilities under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 25. Other Expenses of Issuance and Distribution.

   The estimated expenses in connection with the issuance and distribution of the securities covered by this Registration Statement, other than underwriting discounts and commissions, are as follows:

   Printing fees and expenses......................................... $100,000
   Legal fees and expenses............................................  150,000
   Accounting fees and expenses.......................................  150,000
   NASD filing fee....................................................    4,155
   SEC filing fee.....................................................    9,161
   Other..............................................................   18,684
                                                                       --------
     Total............................................................ $450,000
                                                                       ========

Item 26. Recent Sales of Unregistered Securities

   In connection with the formation of Nations Express in March 1998, the company issued 500,000, 296,000 and 200,000 shares of common stock to Allen D. Watson, John P. Manry, and Daniel H. McPherson, III, respectively (the "Founders"), in exchange for capital contributions of $0.10 per share. All three individuals were promoters (as such term is defined by Rule 1-02(s) of Regulation S-X), initial directors and executive officers of Nations Express. These transactions were not registered under the Securities Act pursuant to the exemption provided by Section 4(2) thereof for transactions not involving any public offering.

   The table below provides information regarding shares of common stock issued in May 1998 to directors of Nations Express:

                                                                                Capital
              Name                      No. of Shares                         Contribution
              ----                      -------------                         ------------
      Thomas E. McChesney                  150,000                              $15,000
      Jerry N. Carr                        100,000                               10,000
      Daniel R. Dukesherer                  50,000                                5,000
      Daniel R. Dukesherer                 150,000                               Assets

   Each of the directors listed on the table above had pre-existing relationships with one or more of the Founders and were named to the board of directors in connection with their decision to invest in the company. Each was provided with or had access to financial and other information concerning Nations Express and had the opportunity to ask questions of and receive answers from the Founders concerning the company's business plan. These transactions were not registered under the Securities Act pursuant to the exemption provided by Section 4(2) thereof for transaction not involving any public offering.

   In May and June 1998, the Nations Express sold 824,000 shares of common stock to 13 persons, each of whom was an accredited investor with a pre-existing personal, family or business relationships with one or more of the directors. Each investor was provided with or had access to financial and other information concerning Nations Express and had the opportunity to ask questions of and receive answers from the directors concerning the company's business plan. These transactions were not registered under the Securities Act pursuant to the exemption provided by Section 4(2) thereof for transactions not involving any public offering.

   In July 1999, we issued 100,000 shares to six existing shareholders in payment of $10,000 in interest that had accrued on loans to the Company. Also in July 1999, Nations Express permitted Jerry N. Carr, a director, and his brother, William Carr, to convert notes payable to each of them in the amount of $37,500 into 33,333 shares of common stock. These transactions were not registered under the Securities Act pursuant to the exemption provided by
Section 4(2) thereof for transactions not involving any public offering.

   In May 1999 and July 1999, we sold 254,783 units, each consisting of one share of common stock and one share of convertible preferred stock, at a price of $4.50 per unit in a private offering to 57 persons. As compensation for serving as placement agent in the offering, Blackwell Donaldson & Company, a registered broker-dealer, received a sales commission in the amount of approximately $136,000 and 25,478 warrants with an approximate value of $50,000. Each warrant entitles the holder to purchase two shares of common stock for nominal consideration. The offering was limited to accredited investors with whom Blackwell Donaldson & Company or directors of Nations Express had a pre-existing relationship. Each purchaser received a private placement memorandum containing a detailed description of the company's business plan and management and financial statements compiled by an independent accounting firm. This transaction was not registered pursuant to
Section 4(6) and Section 4(2) of the Securities Act and Rule 506 promulgated thereunder. A Form D for this transaction was filed with the Commission on July 2, 1999.

   In September 1999, we sold 33,333 and 33,334 shares of common stock, respectively, to Jerry N. Carr and his brother, William Carr, at a price of $2.25 per share. This transaction was not registered under the Securities Act pursuant to the exemption provided by Section 4(2) thereof for transactions not involving any public offering.

   Since its inception, Nations Express has issued options to purchase 681,500 shares of common stock (net of forfeitures) to its employees. These options were issued pursuant a written compensatory benefit plan, a copy of which was provided to each optionee. Each option was granted pursuant to a written agreement. Nations Express did not register the options granted to employees or the underlying shares in reliance upon the exemptions provided by (i) Section 3(b) of the Securities Act and Rule 701 promulgated thereunder for certain compensatory benefit plan transactions and (ii) and Section 4(2) of the Securities Act for transactions not involving any public offering.

   Since its inception, Nations Express has issued options purchase 108,000 shares of common stock (net of forfeitures) to agents operating Express Centers and independent sales agents. Each agent optionee was generally familiar with the operations of freight forwarders and had the opportunity to ask questions of and receive answers from management regarding the company and its operations. These transactions were not registered under the Securities Act pursuant to the exemption provided by Section 4(2) thereof for transactions not involving any public offering.

Item 27. Exhibits.

   An index of exhibits appears at page II-6 of this Registration Statement and is incorporated herein by reference.

Item 28. Undertakings.

   (A) The undersigned Registrant hereby undertakes:

     1. to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

       (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

       (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in "Calculation of Registration Fee" table in the effective Registration Statement; and

       (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     2. that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     3. to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

   (B) To provide the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

   (C) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

   (D) For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of the Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by Nations Express under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

   (E) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that the offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of
North Carolina, on November   , 2000.

                                          Nations Express, Inc.

                                                 /s/ William R. Frazier
                                          By: _________________________________
                                                     William R. Frazier
                                                Executive Vice President and
                                                  Chief Financial Officer

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form SB-2 has been signed by the following persons in the capacity and on the dates indicated.

                 Name                            Title                   Date
                 ----                            -----                   ----

              *                        President, Chief Executive  November   , 2000
______________________________________  Officer and Director
           Allen D. Watson              (principal executive
                                        officer)

              *                        Executive Vice President,   November   , 2000
______________________________________  Chief Financial Officer
          William R. Frazier            (principal financial and
                                        accounting officer) and
                                        Corporate Secretary and
                                        Director

              *                        Chairman of Board of        November   , 2000
______________________________________  Directors
            John P. Manry

              *                        Vice President              November   , 2000
______________________________________  Western Region and
         Daniel R. Dukesherer           Director

              *                        Director                    November   , 2000
______________________________________
            Jerry N. Carr

                 Name                            Title                   Date
                 ----                            -----                   ----

              *                        Vice President of           November   , 2000
______________________________________  Operations and Director
       Daniel H. McPherson, III
              *                        Director                    November   , 2000
______________________________________
         Thomas E. McChesney

*By:  /s/   William R. Frazier
        William R. Frazier
      (Attorney-in-fact for
       each of the persons
            indicated)

                                 EXHIBIT INDEX

 Exhibit
   No.                              Description
 -------                            -----------
  1.1    Form of Agreement among Underwriters*

  1.2    Form of Underwriting Agreement

  1.3    Form of Selected Dealers Agreement*

  1.4    Form of Underwriters' Warrant Agreement*

  1.5    Form of Consulting Agreement*

  3.1    Articles of Incorporation of Nations Express, Inc.*

         Articles of Amendment of Nations Express, Inc. amending Articles
  3.1a   of Incorporation*

  3.2    Form of Amended and Restated Bylaws of Nations Express

  4.1    Form of Stock Certificate

  4.1a   Form of Unit Certificate
  4.2    Form of Placement Agent Warrant*
  4.3    Form of Warrant Certificate

  4.4    Form of Shareholder Lock-Up Agreement

  4.5    Form of Shareholder Lock-Up Agreement for NASD members
  4.6    Form of Management and 5% Shareholder Lock-Up Agreement
  4.7    Form of Unit, Common Stock and Warrant Agreement

  5.1    Form of Opinion of Moore & Van Allen PLLC

 10.1    1998 Incentive Stock Option Plan*

 10.2    1999 Stock Option Plan*

 10.3    Nations Express, Inc. Omnibus Stock Plan*
         Employment Agreement by and between Nations Express, Inc. and
 10.4    Allen D. Watson*
         Employment Agreement by and between Nations Express, Inc. and

 10.5    William R. Frazier*
         Employment Agreement by and between Nations Express, Inc. and

 10.6    Daniel H. McPherson, III*
         Employment Agreement by and between Nations Express, Inc. and
 10.7    Daniel Dukesherer*

 10.8    Form of Express Center Agency Agreement

 10.9    Form of Commissioned Sales Contractor Agreement

 10.10   Form of Motor Vehicle and Hauling Agreement

 23.1    Consent of Arthur Andersen LLP*

 24.1    Powers of Attorney (included on signature page of Registration
         Statement)*


--------
    * Filed previously.
   ** To be filed by amendment.